As filed with the Securities and Exchange Commission on January 12, 2007
                                                   Registration No. 333-________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             GLOBAL PHARMATECH, INC.
                 (Name of small business issuer in its charter)

          Delaware                                2834                           33-0976805
 (State or jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)          Classification Code Number)         Identification Number)

   89 Ravine Edge Drive, Richmond Hill, Ontario, Canada L4E 4J6 (905) 787-8225
          (Address and telephone number of principal executive offices)

             509 Maoxiang St., Changchun, People's Republic of China
                   (Address of principal place of business or
                     intended principal place of business)

                              Zhuojun Li, Secretary
                             Global Pharmatech, Inc.
                              89 Ravine Edge Drive
              Richmond Hill, Ontario, Canada L4E 4J6 (905) 787-8225
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Mitchell S. Nussbaum, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                     New York, New York 10154 (212) 407-4000

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                      Proposed maximum     Proposed maximum          Amount of
    Title of each class of          Amount to be       offering price          aggregate           registration
 securities to be registered         registered          per unit (1)       offering price (1)         fee
---------------------------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.0001 per share                1,000,000 shares        $1.25               $1,250,000            $133.75
===============================================================================================================

(1) Based on the closing sale price for the Common Stock in the OTCBB on January 10, 2007 pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 11, 2007

THE  INFORMATION  IN THIS  PROSPECTUS  IS NOT COMPLETE  AND MAY BE CHANGED.  THE
SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   PROSPECTUS

                             GLOBAL PHARMATECH, INC.

                        1,000,000 Shares of Common Stock

     This prospectus relates to the resale of up to 1,000,000 shares of our common stock being offered by the selling stockholder identified herein. We will not receive any proceeds from any sale of shares of common stock by the selling stockholder.

     Our common stock is quoted in both the Pink Sheets and OTCBB under the symbol "GBLP."

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January __, 2007.

                                TABLE OF CONTENTS

SUMMARY ....................................................................  3

FORWARD-LOOKING STATEMENTS..................................................  3

RISK FACTORS................................................................  3

USE OF PROCEEDS............................................................. 12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................... 12

DESCRIPTION OF BUSINESS..................................................... 12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................ 17

EXECUTIVE COMPENSATION...................................................... 23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............. 23

SELLING STOCKHOLDER......................................................... 28

PLAN OF DISTRIBUTION........................................................ 28

DESCRIPTION OF SECURITIES................................................... 29

DISCLOSURE OF COMMISSION POSITION  ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES............................................. 30

LEGAL MATTERS............................................................... 31

EXPERTS .................................................................... 31

WHERE YOU CAN FIND MORE INFORMATION......................................... 31

INDEX TO FINANCIAL STATEMENTS............................................... 33

                                     SUMMARY

THE COMPANY

     Global Pharmatech, Inc. develops, manufactures and markets proprietary drugs and dietary supplements based on China's five millennia of clinical experience in traditional Chinese medicine and using modern pharmaceutical technologies. We also offer a full range of "start to finish" biotechnology services, including drug discovery (basic research leading to the detection of new drug candidates), preclinical research and clinical experimentation. We utilize unique extraction methods and innovative techniques that have been developed by our research and development team. Our core businesses are to license our patents and technologies relating to botanical/biological drugs to other pharmaceutical companies, and to manufacture and market our products in China and around the globe. Our operations are currently conducted, through our subsidiaries, in the People's Republic of China (PRC), with sales distribution in China, the United States, Hong Kong, Malaysia, Singapore and Indonesia. Sales outside China are made either directly to foreign distributors or through a Hong Kong-based distributor, which sells on to those areas indicated above.

     Global was incorporated in Delaware in 2001 under the name Autocarbon.com, Inc. On January 24, 2005, our company entered into a Share Purchase Agreement with Natural Pharmatech, Inc., a British Virgin Islands corporation (Natural Pharmatech), and its shareholders, under which, on February 9, 2005, we acquired all of Natural Pharmatech's shares in exchange for 80% of our common stock, which was issued to Natural Pharmatech's shareholders. Natural Pharmatech was formed in 2004 under British Virgin Islands law as a holding company to own the subsidiaries that make up our business operations. Its principal subsidiary, Natural Pharmatech (Jilin China) Co., Ltd. (Natural Pharmatech China) is located in Changchun in Jilin Province of China, where it originated as a research department within the Affiliated Hospital of Changchun Traditional Chinese Medicine College. It was organized as a separate private for-profit entity in February 2001.

     Our principal executive offices in the People's Republic of China are located at 509 Maoxiang St., Changchun, People's Republic of China. Our telephone number there is +86-431-5541869. We also maintain an office at 89 Ravine Edge Drive, Richmond Hill, Ontario, Canada L4E 4J6, where our telephone number is 1-905-787-8225.

THE OFFERING

     This prospectus relates to the resale of up to 1,000,000 shares of our common stock being offered by the selling stockholder. At January 9, 2006, there were 23,247,935 shares of our common stock issued and outstanding. As a result of this offering, there may ultimately be a significant increase in the Company's public float, which may have a depressive effect on our stock price independent of our results of operations.

     We will not receive any proceeds from any sale of shares of common stock by the selling stockholder.

                           FORWARD-LOOKING STATEMENTS

     Statements in this prospectus that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations and assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors."

                                  RISK FACTORS

     Investing in our securities involves a great deal of risk. You should carefully consider the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct a majority of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

     THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

     WE HAVE A LIMITED OPERATING HISTORY. We were founded and commenced operations in 2001. Our operating history may be insufficient for you to evaluate our business and future prospects. We have sustained losses in the past and cannot assure you that we will become profitable or that we will not incur more losses in the future. We expect that our operating expenses will increase as we expand. We will have significant operating losses if we fail to realize anticipated revenue growth. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including that we may fail to implement successfully our business model and strategy, or prudently adapt and modify them as needed; increase awareness of our brands, protect our reputation and develop customer loyalty; competently manage our expanding operations and service offerings, including integration of any future acquisitions; maintain adequate control of our expenses; and anticipate and adapt to changing conditions in our markets, government regulation, our competition and relevant technology.

     If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

     WE HAVE HAD LOSSES IN THE PAST AND MAY HAVE FUTURE LOSSES. WE MAKE NO ASSURANCES THAT WE WILL BE ABLE TO ACHIEVE SUSTAINABLE PROFITABILITY. We have had operating losses since completing our reverse merger in 2005. Although we made a profit for the year ended December 31, 2005, we will not continue to be profitable unless we materially increase our sales. The burden of our debt and current interest liabilities makes it prudent to attract equity investment rather than further debt to help us grow. Our new product development and management's ability to successfully manage the business will be essential to achieving consistent profitability. Although our revenues have grown in recent quarters, this growth may not be sustained and we may never become consistently profitable. As sales of goods grow and become a larger part of our total revenues, we may experience smaller overall margins, as sales of our products have higher costs of sales than our other revenue streams.

     WE HAVE NEVER PAID CASH DIVIDENDS AND ARE NOT LIKELY TO DO SO IN THE FORESEEABLE FUTURE. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

     THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE, FAST-PACED AND FRAGMENTED, AND WE MAY NOT BE ABLE TO MAINTAIN MARKET SHARE. We expect competition to persist and intensify in the future. Our principal competitors are Tongrentang and Guangzhou Pharmaceutical, and we also compete with a number of other, smaller firms. Both Tongrentang and Guangzhou Pharmaceutical are publicly-traded companies that are substantially larger and have greater resources than Global. We face the risk that new competitors with greater resources than ours will enter our market, and that increasing competition will result in lower prices. If we must significantly reduce our prices, the decrease in revenues could adversely affect our profitability.

     Our products must keep pace with developments in our industry or they may be displaced by competitors' products. Our industry is characterized by rapid product development, with significant competitive advantages gained by companies that introduce products that are first to market, deliver constant innovation in products and techniques, offer frequent new product introductions and have competitive prices. Our future growth partially depends on our ability to develop products that are more effective in meeting consumer needs. In addition, we must be able to manufacture and effectively market those products. The sales of our existing products may decline if a competing product is introduced by other companies.

     The success of our new product offerings depends upon a number of factors, including our ability to accurately anticipate consumer needs, innovate and develop new products, successfully commercialize new products in a timely manner, price our products competitively, manufacture and deliver our products in sufficient volumes and in a timely manner and differentiate our product offerings from those of our competitors. If we fail to make sufficient investments in research and pay close attention to consumer needs or we focus on technologies that do not lead to more effective products, our current and future products could be surpassed by more effective or advanced products of others.

     We have limited control over the activities of our distributors, which generally are not employed or otherwise controlled by us, are free to conduct their business at their own discretion and may be dedicated more to establishing their own reputations and business relationships than to promoting our products. By the same token, the simultaneous loss of a number of our distributors could have a material adverse effect on our business, financial condition and results of operations.

     KEY EMPLOYEES ARE ESSENTIAL TO OUR BUSINESS. Our senior management are essential to executing our strategy. We will need to retain these people and attract others to succeed. We require specialized professionals in a variety of areas, some of which are addressed by relatively few companies. As a result, depending upon how our business grows, we may experience difficulty in hiring and retaining highly skilled employees.

     We compete for qualified professionals with a number of Chinese research institutions, some of which are more established than we are and have the ability to pay more cash and other compensation than we do. Competition for qualified individuals is intense, and we cannot be certain that our search for them will be successful. If we are unable to hire and retain skilled professionals, our business, financial condition, operating results and future prospects could be materially adversely affected. We do not have key-person insurance for any of our senior managers or employees.

     ESTABLISHING AND EXPANDING INTERNATIONAL OPERATIONS REQUIRES SIGNIFICANT MANAGEMENT ATTENTION. Substantially all of our current revenues are derived from China. We intend to expand our international operations in Southeast Asia and the United States, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results. Expanding internationally exposes us to legal uncertainties, new regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers, difficulties in managing operations across disparate geographic areas, foreign currency fluctuations, dependence on local distributors and potential disruptions in sales or manufacturing due to military or terrorist acts, as well as longer customer payment cycles and greater difficulties in collecting accounts receivable. We may also face challenges in protecting our intellectual property or avoiding infringement of others' rights, and in complying with potentially uncertain or adverse tax laws.

     We do not currently enter into forward exchange rate contracts to hedge some of the financial risks of international operations, but expect to do so in the future.

     FLUCTUATIONS IN THE VALUE OF THE RMB RELATIVE TO FOREIGN CURRENCIES COULD AFFECT OUR OPERATING RESULTS. Most of our operations are conducted in Chinese Renminbi. We also hold Hong Kong Dollars in at least one bank account. To the extent future revenue is denominated in foreign currencies, such as the U.S. dollar, we would be subject to increased risks of foreign currency exchange rate fluctuations that could have a material adverse affect on our business, financial condition and operating results. The value of Hong Kong dollars and Chinese Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As our operations are primarily in Asia, any significant revaluation of Hong Kong dollars or the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars into Hong Kong dollars or Chinese Renminbi for our operations, appreciation of either currency against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Hong Kong dollars or Chinese Renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against either currency, the U.S. dollar equivalent of the currency we convert would be reduced. To date, we have not engaged in any hedging transactions in connection with our international operations.

     CHINESE FOREIGN EXCHANGE CONTROLS MAY LIMIT OUR ABILITY TO UTILIZE REVENUES EFFECTIVELY AND RECEIVE DIVIDENDS AND OTHER PAYMENTS FROM OUR CHINESE SUBSIDIARIES. Our Chinese subsidiaries are subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends, limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

     Our subsidiaries' ability to remit funds to us may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect our ability to obtain funds from our subsidiaries.

     OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING. ADDITIONAL FINANCING COULD ALSO RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS OR RESTRICTIONS ON OUR FINANCIAL DISCRETION. Since inception our investments and operations primarily have been financed through sales of our common stock and proceeds from our current sales. In the future we may need to raise additional funds through public or private financing, which may include the sale of equity securities or equity or debt securities convertible into or exchangeable for our common stock. The issuance of these securities could result in dilution to our stockholders. To the extent that we raise additional capital by issuing debt securities, we would incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to your interest in bankruptcy or liquidation. To the extent we raise additional funds through licensing or other arrangements, it may be necessary to relinquish some rights to our technologies or products, or grant licenses on unfavorable terms.

     If we are unable to raise capital when needed, our business growth strategy may slow, which could severely limit our ability to increase revenue, and we may be unable to take advantage of business opportunities or respond to competition.

     OUR COMPLIANCE WITH THE SARBANES-OXLEY ACT AND SECURITIES AND EXCHANGE COMMISSION (SEC) RULES CONCERNING INTERNAL CONTROLS MAY BE TIME CONSUMING, DIFFICULT AND COSTLY. Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. We have only recently become a publicly-traded company. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley's internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

RISKS OF DOING BUSINESS IN CHINA

     OUR OPERATIONS AND ASSETS ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

     As China changes its economy from planned to more market-oriented, uncertainties arise regarding governmental policies and measures. Although, in recent years, the Chinese government has implemented measures emphasizing the use of market forces for economic reform, reduction of state ownership of productive assets, and establishment of sound corporate governance practices, a substantial portion of productive assets in China are still owned by the Chinese government. For example, all lands are state owned and leased to business entities or individuals through governmental grants of state-owned land use rights. The grant process is typically based on government policies at the time of grant, which can be lengthy and complex and may adversely affect any expansion of our operations. The Chinese government also exercises significant control over China's economic growth through allocation of resources, foreign currency control and providing preferential treatment to particular industries or companies.

     Products distributed outside China are subject to government regulations of different jurisdictions, which could be stricter than in China. In some developed countries, the government regulations for product approval could be stricter than in China, while in developing countries, government regulation could be uncertain.

     WE ARE REQUIRED TO OBTAIN LICENSES TO EXPAND OUR BUSINESS IN MAINLAND CHINA. Our activities must be reviewed and approved by various national and local agencies of the Chinese government before they will issue business licenses to us. There can be no assurance that Chinese authorities will continue to approve and renew our licenses. If we are unable to obtain licenses or renewals we will not be able to continue our business operations in China, which would have a material adverse effect on our business, financial condition and results of operations.

     WEAKENED POLITICAL RELATIONS BETWEEN THE U.S. AND CHINA COULD MAKE US LESS ATTRACTIVE. Sino-U.S. relations are subject to sudden fluctuation and periodic tension. Changes in political conditions in China and the U.S. are difficult to predict and could adversely affect our operations, and its future business plans and profitability.

     OUR OPERATIONS MAY NOT DEVELOP IN THE SAME WAY OR AT THE SAME RATE AS MIGHT BE EXPECTED IF THE PRC ECONOMY WERE SIMILAR TO THE MARKET-ORIENTED ECONOMIES OF OECD MEMBER COUNTRIES. The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC's economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

     * the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;
     * the level of capital reinvestment is lower in the PRC than in most OECD countries; and
     * Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

     As a result of these differences, the combined company's operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

     THE ECONOMY OF CHINA HAS BEEN EXPERIENCING UNPRECEDENTED GROWTH, WHICH COULD BE CURTAILED IF THE GOVERNMENT TRIES TO CONTROL INFLATION BY TRADITIONAL MEANS OF MONETARY POLICY OR ITS RETURN TO PLANNED-ECONOMY POLICIES, ANY OF WHICH WOULD HAVE AN ADVERSE EFFECT ON US. The Chinese economy's rapid growth has led to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise in China, and may create a more challenging revenue and expense environment for our business, which could have an adverse effect on our profitability.

     CHINESE BUSINESS AND COMMERCIAL LAW IS RELATIVELY RECENT AND REMAINS IN FLUX, AND WE MAY HAVE LIMITED LEGAL RECOURSE UNDER CHINESE LAW IF DISPUTES ARISE UNDER OUR CONTRACTS WITH THIRD PARTIES. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. Its experience in implementing, interpreting and enforcing these laws and regulations, however, is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business is unsuccessful, or other adverse circumstances arise from our business transactions, we face the risk that our counterparties may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding their financial and business operations. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, may be limited. Without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

     YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN CHINA BASED ON UNITED STATES JUDGMENTS AGAINST US, OUR SUBSIDIARIES, OFFICERS AND DIRECTORS AND OTHERS. Substantially all of our assets are located in the PRC, and our management reside and have their assets there. As a result, it may not be possible for U.S. investors to effect service of process within the U.S. or elsewhere outside the PRC on our directors or executive officers, including with respect to matters arising under U.S. federal or state securities laws. The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. or many other countries. As a result, recognition and enforcement in the PRC of such judgments in relation to any matter, including U.S. securities laws, may be difficult or impossible. An original action may be brought in the PRC against our subsidiaries' assets, directors and executive officers only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

     WE MUST COMPLY WITH U.S. LAWS PROHIBITING CORRUPT BUSINESS PRACTICES OUTSIDE THE UNITED STATES, WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE. We are required to comply with the U.S. Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business, or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

RISKS RELATED TO OUR PRODUCTS

     WE MAY INCUR SUBSTANTIAL UNINSURED LIABILITIES AND BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS. The manufacture, marketing and sale of our products entail inherent risks of product liability. As a manufacturer of products designed for human consumption, we are subject to product liability claims that use of our products has resulted in injury. Some of our products contain vitamins, minerals, herbs and other ingredients that are not subject to pre-market regulatory approval. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

     We may be held liable if serious adverse reactions from the use of our products occur. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities and damage to our commercial reputation, or be required to limit commercialization of our products.

     Our inability to obtain sufficient product liability insurance at acceptable cost against claims could prevent or inhibit commercialization of our products. We currently do not carry product liability insurance. We may not be able to obtain insurance at reasonable cost, if at all. If we obtain insurance in the future, it may not adequately compensate us for all losses that we may incur, which could have a material adverse effect on our business.

     CONSUMERS MAY NOT ACCEPT AND USE OUR PRODUCTS. Even if regulatory bodies approve our products, consumers may not accept and use them. Acceptance and use will depend upon a number of factors, including perceptions by the health and nutrition community about their safety and effectiveness, changing consumer preferences and trends, our products' cost-effectiveness relative to competing products and the effectiveness of marketing and distribution efforts by us, our licensees and distributors, if any. Reimbursement for our products from government or other healthcare payors is generally minimal, and any such reimbursement is problematic, in that payors routinely challenge prices charged, limit coverage and provide inadequate reimbursement, which would diminish market acceptance of our products.

     Our success depends in part on our ability to anticipate and respond to changes in consumer trends, and we may not respond in a timely or commercially appropriate manner to them. Because markets for our products differentiate geographically, we must accurately assess demand in each specific market into which we wish to make sales. If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings. If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues, and our business will suffer.

     OBTAINING AND MAINTAINING NECESSARY REGULATORY APPROVALS FOR OUR PRODUCTS MAY BE TIME CONSUMING, DIFFICULT AND COSTLY. IF WE FAIL TO DO SO, WE WILL BE UNABLE TO SELL OUR PRODUCTS IN SOME AREAS. Our current products require and have obtained regulatory review and approval for sale. We anticipate that future product candidates we develop will also require such review and approval. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental standards, efficacy, labeling, advertising, promotion, record keeping and sale and distribution generally. The required effort to achieve approval may be time consuming, difficult and costly, and we cannot predict whether such approvals would be obtained in particular cases. Regulators have substantial discretion in approving products such as ours, and may either decline to do so or require us to spend considerable effort to achieve a different result. That process may also be delayed by changes in government regulation, future legislation, administrative action or changes in policy that occur prior to or during regulatory review. Delays in obtaining regulatory approvals may delay commercialization of, and our ability to derive product revenues from, the affected products, impose costly procedures on us, and diminish any competitive advantages we may otherwise enjoy.

     In addition, even after approval, regulated products are subject to continuing review, reporting requirements and other compliance obligations. The discovery of previously unknown problems with our products, our own manufacturing or manufacturing by third parties, may result in restrictions on our products or in their manufacture, including withdrawal of the product from the market.

     Internationally, our products are subject to regulatory requirements that vary by country. Obtaining approval to sell our products internationally involves complexities of dealing with a variety of governmental regulations. We have limited experience in dealing with the specific regulations that may be required to sell our products in certain international markets, which could delay our ability to obtain relevant regulatory approval for our products. In addition, our product sales in other countries are subject to product regulatory regimes of various degrees and direct marketing or distribution regulations. There can be no assurance that our current operations will not be adversely affected by compliance issues and changes in applicable laws and regulations in relevant jurisdictions.

     WE RELY ON A LIMITED NUMBER OF VENDORS TO SUPPLY RAW MATERIALS AND FINISHED GOODS FOR OUR PRODUCTS. Regulatory authorities also periodically inspect manufacturing facilities, including third parties who manufacture our products or our active ingredients for us, and may challenge their qualifications or competence. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards and make quality products. We do not have control over our contract manufacturers' compliance with these requirements. Failure to comply with regulatory requirements can result in sanctions, fines, delays, suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and criminal prosecutions.

     If we are unable to obtain sufficient supplies of raw materials, if climatic or environmental conditions adversely affect them or if they increase significantly in price, our business would be seriously harmed. If any of our current or future third-party suppliers cease to supply products in the quantity and quality we need to manufacture our products, or if they are unable to comply with applicable regulations, the qualification of other suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs. As a result, we may not be able to obtain the necessary ingredients used in our products in the future on a timely basis, if at all. This would negatively affect our business.

     MANUFACTURING RISKS. There are risks associated with ingredients mixing and production processes and techniques. Our manufacturing process requires a significant degree of technical expertise. If we fail to manufacture our products to specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised.

     Any significant disruption in our manufacturing operations for any reason, such as regulatory requirements and loss of certifications, power interruptions, fires, hurricanes, war or other force majeure, could adversely affect our sales and customer relationships.

     IF WE FAIL TO PROTECT ADEQUATELY OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OR TO SECURE RIGHTS TO PATENTS OF OTHERS, THE VALUE OF OUR INTELLECTUAL PROPERTY RIGHTS COULD DIMINISH. Our success, competitive position and revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent or other intellectual property protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

     Our patents, trade secrets, trademarks, service marks and similar intellectual property are critical to our success. We rely on patent, trademark and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others, to protect our proprietary rights. We have received patent protection for certain of our products in the People's Republic of China. We have not applied for any patent or other protection in countries other than China. We cannot predict the degree and range of protection patents or other intellectual property rights will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to ours, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

     Our success also depends on the skills, knowledge and experience of our employees, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, its value would be significantly impaired, and our business and competitive position would suffer.

     IF WE INFRINGE THE RIGHTS OF THIRD PARTIES, WE COULD BE PREVENTED FROM SELLING PRODUCTS, FORCED TO PAY DAMAGES, AND COMPELLED TO DEFEND AGAINST LITIGATION. We could also incur substantial costs, and have to obtain licenses, which may not be available on commercially reasonable terms (if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages or defend litigation or administrative proceedings. All these may be costly, whether we win or lose, and could result in a substantial diversion of valuable management resources.

     We believe we do not infringe others' proprietary rights. However, we cannot guarantee that no third party will claim infringement in the future. Resolving such issues traditionally has resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

RISK RELATED TO MANAGEMENT

     THE CONCENTRATED OWNERSHIP OF OUR CAPITAL STOCK MAY BE AT ODDS WITH YOUR INTERESTS, AND HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL OF OUR COMPANY. Our directors, officers, key personnel and their affiliates as a group beneficially own or control the vote of approximately 84.96% of our outstanding capital stock, and control the Company. They will be able to continue to exercise significant influence over all matters affecting the Company, including the election of directors, formation and execution of business strategy and approval of mergers, acquisitions and other significant corporate transactions, which may have an adverse effect on the stock price. They may have conflicts of interest and interests that are not aligned with yours in all respects.

     MANAGEMENT IS INEXPERIENCED IN RUNNING A U.S. PUBLIC COMPANY. We are managed by a management team that is relatively unfamiliar with the capital market and the processes by which a U.S. public company should be managed and operated. Management is currently making efforts to familiarize itself with the relevant laws, rules and regulations and market practice, but there can be no assurance that it can master the relevant knowledge and skills and set up the required systems in time to prevent mistakes and to meet shareholder and market expectations.

     WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

     MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES FOR WHICH YOU MAY DISAGREE. Our management will have considerable discretion in using the proceeds of this Offering, and you will not have an opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be used for corporate purposes with which you may disagree.

RISKS SPECIFIC TO THIS OFFERING

     WHEN THIS OFFERING BECOMES EFFECTIVE, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR SALE, WHICH COULD DEPRESS THE MARKET PRICE. IT IS UNLIKELY THAT ALL THE SHARES TO BE SOLD IN THIS OFFERING COULD BE SOLD WITHOUT OUR STOCK'S MARKET PRICE BEING MATERIALLY ADVERSELY AFFECTED. Shares may also be offered from time to time in the open market pursuant to Rule 144: these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC Form 144, sell into the market common stock in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

     In particular, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock.

     There are short selling activities in both the Pink Sheets and OTCBB, where our stock is quoted. Short-selling is market selling a position not backed by any possession of the subject shares, generally in anticipation of a decline in a stock's price. Short sales are often conducted by speculators, and may further depress our common stock price.

     WE CANNOT ASSURE YOU THAT THE COMMON STOCK WILL BECOME LIQUID OR THAT IT WILL BE LISTED ON A SECURITIES EXCHANGE. We currently have no plans to seek to have the Company's common stock listed on NASDAQ or a national securities exchange. If we determine to do so in the future, however, we cannot assure you that we will be able to meet the initial listing standards of any other trading system or stock exchange, or that we will be able to maintain any such listing.

     Because we became public by means of a reverse merger, we may not attract the attention of major brokerage firms, since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

     BECAUSE OUR STOCK IS QUOTED IN BOTH THE PINK SHEETS AND OTCBB, INFORMATION CONCERNING THE VALUE OF OUR STOCK MAY BE DIFFICULT TO OBTAIN AND UNRELIABLE, AND OUR STOCK PRICE MAY BE VOLATILE. There has only been a limited public market for our securities, and there can be no assurance that an active trading market will be maintained. Both the Pink Sheets and OTCBB are a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ and the national securities exchanges. Both the Pink Sheets and OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because both the Pink Sheets and OTCBB issuer reporting requirements are less stringent than those of the stock exchanges or NASDAQ. Dealers' spreads (the difference between the bid and ask prices) may be large in both the Pink Sheets and OTCBB transactions, causing higher purchase prices and less sale proceeds for purchasers or sellers of our securities. Trades and quotations in both the Pink Sheets and OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in our common stock at optimum prices.

     The trading price of our common stock is expected to continue to fluctuate significantly, and, as is the case for both the Pink Sheets and OTCBB securities generally, is not published in newspapers. It is not necessarily a reliable indicator of our stock's fair market value or fair value. There is a significant risk that the market price of our common stock will decrease in the future in response to variations in our quarterly operating results; announcements that our revenue or income are below analysts' expectations; general economic slowdowns; changes in market valuations of similar companies; sales of large blocks of our common stock; announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; or fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

     Because of the concentration of ownership of our stock in its hands, Company management has the ability to exert significant control over our affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such change of control would benefit our other shareholders.

     The price in this offering will fluctuate based on the prevailing market price of our common stock in both the Pink Sheets and OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

     ACCORDING TO THE SEC, THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE. REGULATIONS TO COMBAT MANIPULATION MAY RESTRICT THE MARKET FOR OUR COMMON STOCK. Our management is aware of the abuses that have occurred historically in the penny stock market, such as control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and dumping of securities after prices have been manipulated to a high level, resulting in investor losses.

     To protect investors from this activity, the SEC has adopted regulations that generally define a "penny stock" to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell such securities to persons other than established clients and "accredited investors." For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser's written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer's presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. "Penny stock" rules may restrict trading in our common stock.

     IF YOU PURCHASE SHARES IN THIS OFFERING, YOU MAY EXPERIENCE IMMEDIATE, SUBSTANTIAL AND ONGOING DILUTION. If you purchase shares in this offering, your per-share interest in our pro forma net tangible book value may be substantially less than the price you paid for your shares. In the event we obtain additional funding, such financings may also dilute you. If in the future we issue options or other securities as part of compensation plans or incentives to our employees or others, the issuance and/or exercise of such instruments may dilute you further.

     THERE MAY BE ISSUANCES OF SHARES OF PREFERRED STOCK IN THE FUTURE. Although we currently do not have preferred shares outstanding, the board of directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of common stock could be impaired thereby, including without limitation, with respect to liquidation.

     WE HAVE NOT RETAINED INDEPENDENT PROFESSIONALS FOR YOU. We have not retained any independent professionals to review or comment on this Offering or otherwise protect your interests. Although we have retained our own counsel, no one involved with the offering has made any independent examination of any factual matters represented by management herein, and purchasers of the shares offered hereby should not rely on any such firms so retained with respect to any matters herein described.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted in both the Pink Sheets and OTCBB under the symbol "GBLP." The following table sets forth, for the calendar quarters indicated, the range of high and low bid prices of common stock reported by the Pink Sheets and OTCBB since February 9, 2005, the date of its acquisition of the business of its predecessor, Natural Pharmatech. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Prior to February 9, 2005, the Company, under different management and a different name, was either in other lines of business or was dormant, and Natural Pharmatech was a privately-held British Virgin Islands company based in the People's Republic of China.

                                              High         Low
                                              ----         ---
FISCAL 2005
  First Quarter (from February 9)            $3.00        $0.31
  Second Quarter                              1.80         0.70
  Third Quarter                               1.80         0.70
  Fourth Quarter                              2.50         1.01
FISCAL 2006
  First Quarter                               2.50         1.45
  Second Quarter                              2.00         1.25
  Third Quarter                               1.80         1.80
  Fourth Quarter (through December 22)        1.80         0.75

     As of December 22, 2006, there were 147 record holders of our common stock. The total number of beneficial holders is unknown as they hold our common stock in street name, and such number is not provided to us by our Transfer Agent and Registrar.

     We have not paid any cash dividends on our common stock, and we currently intend to retain any future earnings to fund the development and growth of our business.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The information in this discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations, including but not limited to the following:

     * our ability to raise funds in the future through public or private financings;
     * our ability to develop marketable products through our research and development efforts;
     * our ability to protect our patents and technologies and related intellectual properties;
     *    customers' acceptance of our products;
     * our ability to compete against new companies entering the Chinese pharmaceutical market and larger, more established companies which have more resources than our company;
     * our business expenses being greater than anticipated due to competitive factors or unanticipated developments;
     *    changes in political and economic conditions in China;
     * changes in Chinese laws and regulations applicable to our business, including the Administration of Pharmaceuticals, the rules and regulations of the State Food and Drug Administration, the Good Supply Practice standards, and the inclusion of our products in the insurance catalogue of the Ministry of Industry and Social Security;
     *    our ability to retain management and key personnel; and
     * our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

     Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including our good faith assumptions being incorrect, our business expenses being greater than anticipated due to competitive factors or unanticipated development or sales costs or our revenues not materializing in the manner anticipated. The forward-looking statements may also be affected by the additional risks faced by us as described in this prospectus and in our SEC filings. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward- looking statements.

BACKGROUND

     Global Pharmatech, Inc. (Global Pharmatech," the "Company," "we," "us" or "ours) was incorporated under the laws of the State of Delaware in 2001 under the name Autocarbon.com, Inc. On November 1, 2002, we filed a Certificate of Ownership with the Secretary of State of the State of Delaware whereby we merged with our wholly owned subsidiary and amended our Certificate of Incorporation changing our name to Autocarbon, Inc.

     On January 24, 2005, our company entered into a Share Purchase Agreement with Natural Pharmatech, Inc., a British Virgin Islands corporation (Natural Pharmatech), and the shareholders of Natural Pharmatech. Under the terms of the Share Purchase Agreement, we agreed to acquire 100% of Natural Pharmatech's shares in exchange for 80% of our common stock, to be issued to the Natural Pharmatech shareholders. Our acquisition of Natural Pharmatech was completed on February 9, 2005. In connection with this transaction, we amended our Certificate of Incorporation on January 31, 2005 changing our name to Global Pharmatech, Inc.

     Through our subsidiaries, we develop, manufacture and market proprietary drugs and nutritional supplements that are based on traditional Chinese medicine. We also offer a full range of "start to finish" biotechnology services, including research and development, testing, manufacturing drugs in liquid and solid dose forms, sales and marketing. We utilize unique extraction methods and innovative techniques that have been developed by our research and development team. Our core business is to license our patents and technologies for botanical/biological drug and nutritional supplements and to manufacture and market the products to China and the globe. Our operations are currently conducted in the People's Republic of China with sales distribution in China, the United States, Hong Kong, Malaysia, Singapore, Indonesia and Vietnam. Sales outside China are made either directly to foreign distributors by our subsidiary, Jilin Ben Cao Tang Pharmacy Co., Ltd. (BCT Pharmaceuticals), or through China Ben Cao Tang International Development Ltd. (BCT Pharmaceuticals
HK), which sells on to those areas indicated above.

     Natural Pharmatech was formed on February 2, 2004 under the laws of the British Virgin Islands. Natural Pharmatech was formed as a holding company to own the five subsidiaries that make up Natural Pharmatech's business operations. Natural Pharmatech (Jilin China) Co., Ltd. (Natural Pharmatech China) is a wholly owned subsidiary of Natural Pharmatech located in Changchun in Jilin Province of China. Natural Pharmatech China originated as a research department within the Affiliated Hospital of Changchun Traditional Chinese Medicine College. It was organized as a separate private for-profit entity in February 2001.

     Natural Pharmatech China has four subsidiaries: BCT Pharmaceuticals, Jilin Yi Cao Tang Pharmacy Co., Ltd. (YCT Pharmaceuticals), Jilin Tian Yao Drug Safety Evaluation Co., Ltd. (Jilin Evaluation) and Changchun Xiandai Technology Inc. Natural Pharmatech China owns 75% of the shares of BCT Pharmaceuticals, which was established in September 2002 as a Sino-foreign joint venture with BCT
Pharmaceuticals HK, a Hong Kong distributor of natural drugs. BCT Pharmaceuticals is principally engaged in the manufacture and sale of Chinese medicine of the solid dose type, and is capable of manufacturing 15 drugs in three forms. Our solid dose and capsule manufacturing, pre-manufacturing and extraction plants received a national GMP (Good Manufacturing Practice) certificate in April 2004.

     Natural Pharmatech China owns 95% of the shares of YCT Pharmaceuticals, which was established in September 2003. It is engaged in the manufacturing and sales of Chinese and Western medicine. YCT Pharmaceuticals obtained a national GMP certificate in July 2004, and is capable of manufacturing 78 drugs in eight forms.

     Natural Pharmatech China owns 99.5% of the shares of Jilin Evaluation, which was established in April 2003. It is engaged in pharmacology, safety pharmacology, and short and long term toxicology studies. Jilin Evaluation obtained a national GLP (Good Laboratory Practice) certificate in December 2004.

     Natural Pharmatech China owned 51% of the shares of Jilin Mai Di Xing Medication Development Co., Ltd., which was established in July 2003. Jilin Development focused on research and development, and technique consulting. Natural Pharmatech China sold Jilin Development in December, 2005.

     On March 17, 2005, we established a new wholly-owned subsidiary, Global Health System Inc. (GHS), in New York, which will sell our products principally in the United States. GHS has not yet commenced operations

     On May 13,  2005,  we changed our fiscal year end from March 31 to December
31. Natural Pharmatech's (and its subsidiaries') fiscal year end is December 31, and we elected to change our fiscal year end to match our operating companies' fiscal year end.

     In June 2005, JTY, the Company's wholly-owned subsidiary, acquired an 80% equity interest in a new company, Changchun Xiandai Technology Inc. ("XD"), by making a $719,000 investment (total capital of XD is RMB 10 million; JTY contributed RMB 8 million).

     Since inception, our revenues have been mainly generated from technical related services, including the sale of patents and research services. We have recently sought to increase revenues from sales of goods, through the operations of our two manufacturing subsidiaries, BCT Pharmaceuticals and YCT Pharmaceuticals.

RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005.

     REVENUE. Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery. The revenues earned for the nine months ended September 30, 2006 and 2005 were $1,349,092 and $1,047,824, respectively. This increase was attributable to strong sales of the Company's recently introduced "Jutai" brand dietary supplements. The increase in sales was partially offset by a decline in sales at the Company's YCT subsidiary as the subsidiary underwent a temporary stoppage of production as it improved its facilities.

     Contract revenues earned from the transfer of technology are recognized in accordance with contract terms. Such revenues for the nine months ended September 30, 2006 and 2005 were $328,192 and $1,031,630, respectively. The decrease was primarily attributable to the effect of a major, disproportionately large contract in 2005. The Company did not experience a similar contract during the first nine months of 2006.

     Revenue derived from experiments, research and related ancillary services is recognized when the customer accepts the service. Such revenues are $7,916 and $184,414 in 2006 and 2005, respectively. This decrease was due to the fact that the Company was successful in having substantially all of its research activities classified as "technology transfer". A classification of technology transfer rather than revenue derived from experiments allows the Company an exemption from Chinese sales taxes on the revenue derived from such services. Accordingly, this change became effective on January 1, 2006 and will affect revenue classification comparison going forward.

     MISCELLANEOUS   INCOME.   Miscellaneous  income  consisted  principally  of
government grants and revenue accrued from a judgment issued by the Chinese Court of Final Appeal.

     Government grants for the nine months ended September 30, 2006 and 2005 were approximately $115,000 and $419,800, respectively. Government grants are opportunistically granted and will therefore fluctuate widely from period to period.

     In May, the Company won a judgment of approximately $410,000 from the Chinese Court of Final Appeal related to litigation involving the transfer of drug technology to a research hospital. The Company's outside (PRC) counsel advised the Company's management in July 2006 that the Company would receive the money from the research hospital by the end of August 2006. However, the money was not received by August 2006.

     In early November 2006, a three-way legal arrangement was entered into between the Company, the research hospital, and the spouse of the chairperson of our Company. In exchange for waiving a pre-existing debt between the research hospital and the spouse of our Company's chairperson, the spouse undertook to pay the $410,000 judgment on behalf of the research hospital to our Company. As of December 4, 2006, the judgment had been paid in full.

     As the Company had determined the judgment had a high probability of being paid, the Company made a full accrual for this revenue for the nine months ended September 30, 2006.

     RESEARCH AND DEVELOPMENT ("R&D") EXPENSES. R&D expenses for the nine months ended September 30, 2006 were $98,979, as compared to $260,883 for the same period last year. The decrease was principally due to the Company's shift to a more sales-focused operation, rather than just research and development. Additionally, for the third quarter ended September 30, 2006, we added back research and development expenses of approximately $135,000 due to reclassification of certain accounts in the quarter; the net effect for the full nine months ended September 30, 2006 is unchanged.

     GROSS PROFIT. Gross profit for the nine months ended September 30, 2006 was $1,078,528 as compared to $1,206,969 as reported in the same period last year. As the Company's YCT subsidiary experienced a temporary stoppage to upgrade facilities, gross profit decreased. As a percentage of sales, gross profit increased to 64% for the first nine months of 2006 from 53% in the same period last year; the increase was primarily as the result of a higher contribution from sales of the Company's "Jutai" brand product which have higher gross margins.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the nine months ended September 30, 2006 were $1,302,464, as compared to $970,821 for the same period last year. These expenses increased as the Company continued to incur administrative expenditures of being a U.S. publicly traded company and incurred expenses as it sought to implement strategic objectives to increase its market size.

     ADVERTISING EXPENSE. Advertising expenses were approximately $35,000 for the nine months ended September 30, 2006, a considerable decrease from the $167,296 recorded in the same period last year. This decrease was due to a major marketing drive last year to introduce the Company's "Jutai" brand dietary supplements. The Company did not deem it necessary to conduct a similar campaign this year.

     LIQUIDITY AND CAPITAL RESOURCES. As of September 30, 2006, we had cash of $5,295,147. For the nine months then ended, we used cash of $227,506 in our operating activities. The significant reasons for the provision of cash are:

     1)   the net loss for the nine months ended of $39,749;
     2)   the decrease in related party  receivable of $547,228;
     3)   an increase in other current assets of (1,163,057).

     Financing activities: The issuing of common stock to an investor netting proceeds of $4,601,621

     Investing activities: During this quarter, excluding purchases of certain fixed assets, we had no material investing activities.

OFF-BALANCE SHEET ARRANGEMENTS

     We have no off-balance sheet arrangements.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

     REVENUE. Sales for the current year were $3,085,175, an increase of $1,529,505, or 98%, compared with revenue in the same period of 2004. These revenues were derived as follows: revenue from goods sold was $1,694,000, contract revenue earned from the transfer of technology was $1,150,000, and revenue derived from experiments, research and related ancillary services was $241,000.

     Sales of goods principally increased from YCT, which attained its GMP attestation from the Chinese government in the middle of 2004, and increased its operations in the beginning of 2005. For the year ended December 31, 2005, revenue from goods sold from YCT increased $520,002, or 86%, compared with revenue from YCT goods sold in the same period of 2004, which totaled $603,802. For all our subsidiaries for the period, revenue from goods sold increased $752,000, or 80%, compared with the same period of 2004, which totaled $942,000. Contributing to the increase was an increase in the number of products offered by YCT during 2005.

     Contract revenue earned from the transfer of technology increased $674,000 or 142%, compared with contract revenue in the same period of 2004, which totaled $476,000. One of the principal reasons for the increase was a major technology agreement signed with an unrelated Changchun, China company in 2005.

     COST OF SALES. Cost of sales for the year ended December 31, 2005 was $1,400,014, an increase of 162% from $533,770 for 2004. The increase is directly associated with the corresponding increase in revenues generally and those from sales of goods, which have higher costs of sales than our other revenue streams.

     GROSS PROFIT. Gross profit for the year ended December 31, 2005 was $1,685,161, an increase of 65% from $1,021,900 for the corresponding period of 2004. Gross profit percentage for the year ended December 31, 2005 was 55%, compared to 66% for the same period of 2004. The decrease is due to the larger proportion of revenues from the sale of goods in 2005. This is a lower profit activity compared to research services, which accounted for a greater proportion of revenues in 2004.

     ADVERTISING EXPENSES. Advertising expenses increased substantially, to $173,828 for the year ended December 31, 2005, compared to $17,802 for 2004. The increase was due to a major promotional campaign launched by BCT to increase sales and product awareness.

     SELLING EXPENSES. Selling expenses were $91,980, for the year ended December 31, 2005, as compared to $40,832 for the corresponding period of 2004, an increase of 125%. The increase in selling expenses was principally due to the increase in employees on the sales team, as the company develops additional sales channels.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended December 31, 2005 increased $403,525 or 46%, over such expenses for the same period of 2004, due principally to expenses associated with becoming a U.S. public company.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development (R&D) expenses remained flat in 2005 at $508,405. These expenses were essentially unchanged from 2004 expenses of $507,578 as the Company continued to invest in its product pipeline. The Company currently has projects in various stages of completion, some in early stages and some that are close to gaining approval to market.

     OTHER INCOME. Other income is principally government grants. Each year, the Chinese government provides allowances to help companies doing business in medical pharmaceuticals research and development. These payments vary according to the projects we are engaged in and the priorities of the government in funding particular efforts. In 2005, government grants totaled $695,160, down 22% from 2004's total $892,845.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2005, we had cash of $690,835 and working capital of $3,861,468, and for the year we earned net income of $200,695. During 2005 we used cash of $1,860,329 in our operating activities. The significant reasons for the use of cash are:

     *    an increase in accounts receivable of $1,114,427;
     *    an increase in related party receivables of $581,302;
     *    an increase in other receivables of $409,389;
     *    an increase in accounts payable and accrued expenses of $26,645;
     *    a decrease in advances from customers of $48,257;

     During the year ended December 31, 2005, we invested cash of $363,431 towards the purchase of fixed assets, with the main payment being for a building for YCT. We borrowed two long-term loans from two separate banks totaling $2,583,315. We also issued 1,129,183 shares of common stock raising net proceeds of $1,264,110.

OFF-BALANCE SHEET ARRANGEMENTS

     We have no off-balance sheet arrangements.

                             DESCRIPTION OF BUSINESS

INTRODUCTION

     Global Pharmatech, Inc. develops, manufactures and markets proprietary drugs and dietary supplements based on China's five millennia of clinical experience in traditional Chinese medicine and using modern pharmaceutical technologies. We also offer a full range of "start to finish" biotechnology services, including drug discovery (basic research leading to the detection of new drug candidates), preclinical research and clinical experimentation. We utilize unique extraction methods and innovative techniques that have been developed by our research and development team. Our core businesses are to license our patents and technologies relating to botanical/biological drugs to other pharmaceutical companies, and to manufacture and market our products in China and around the globe. Our operations are currently conducted, through our subsidiaries, in the People's Republic of China, with sales distribution in China, the United States, Hong Kong, Malaysia, Singapore and Indonesia. Sales outside China are made either directly to foreign distributors or through a Hong Kong-based distributor, which sells on to those areas indicated above.

     Global was incorporated in Delaware in 2001 under the name Autocarbon.com, Inc. Under previous management, the Company engaged in several businesses, now discontinued, that were unrelated to our current one. In early 2005, the Company entered into a share purchase agreement with Natural Pharmatech, Inc. and its shareholders, under which we acquired all of Natural Pharmatech's shares in exchange for 80% of our common stock issued to Natural Pharmatech's shareholders. As a result of this transaction, we are now controlled by Natural Pharmatech's shareholders, and our business is now the Natural Pharmatech business.

     Natural Pharmatech was formed in 2004 under British Virgin Islands law as a holding company to own the subsidiaries that make up our business operations. Its principal subsidiary, Natural Pharmatech (Jilin China) Co., Ltd. (Natural Pharmatech China) is located in Changchun, Jilin Province of China, where it originated as a research department within the Affiliated Hospital of Changchun Traditional Chinese Medicine College. It was organized as a separate private for-profit entity in February 2001.

     Our principal executive offices are in the People's Republic of China, located at 509 Maoxiang St., Changchun, People's Republic of China. Our telephone number there is +86-431-5541869. We also maintain an office at 89 Ravine Edge Drive, Richmond Hill, Ontario, Canada L4E 4J6, where our telephone number is 1-905-787-8225.

ORGANIZATIONAL HISTORY AND CORPORATE STRUCTURE

     Natural Pharmatech was formed on February 2, 2004 in the British Virgin Islands as a holding company to own the subsidiaries that make up our business operations. Its principal subsidiary, Natural Pharmatech China, has four subsidiaries: (1) Jilin Ben Cao Tang Pharmacy Co., Ltd. (BCT Pharmaceuticals);
(2) Jilin Yi Cao Tang Pharmacy Co., Ltd. (YCT Pharmaceuticals); (3) Jilin Tian Yao Drug Safety Evaluation Co., Ltd. (Jilin Evaluation); and (4) Changchun Traditional Chinese Medicine (TCM) Technology Service Company, Ltd. (Changchun
TCM). A former subsidiary, Jilin Mai Di Xing Medication Development Co., Ltd., was sold in December, 2005.

     Natural Pharmatech China owns 75% of BCT Pharmaceuticals, which was established in September 2002 as a joint venture with China Ben Cao Tang, a Hong Kong distributor of natural drugs. BCT Pharmaceuticals is principally engaged in the manufacture and sale of Chinese medicine in solid dose form.

     Natural Pharmatech China owns 95% of YCT Pharmaceuticals, established in September 2003 and principally engaged in the manufacture and sale of Chinese medicine in liquid dose form and in commissioned processing of health food.

     Natural Pharmatech China owns 99.5% of Jilin Evaluation, established in April 2003 and principally engaged in performing toxicity research, including acute toxicity testing and long-term toxicity observations, for different kinds of new drugs.

     Natural Pharmatech China owns 80% of Changchun TCM, which was established in 2005 with Changchun Science and Technology Enterprise Service Center, and focuses on research and development.

     On March 17, 2005, we established a new wholly-owned subsidiary, Global Health System Inc. (GHS), in New York, which will sell our products principally in the United States. GHS has not yet commenced operations.

TRADITIONAL CHINESE MEDICINE (TCM)-BASED BOTANICAL DRUG PRODUCTS

     We use the phrase "Traditional Chinese Medicine" to refer to a range of medical materials used in China for the treatment of human disease over the past five millennia, including botanical materials, minerals and materials prepared from animals. Our company is focusing on the development of botanical drug products based on China's five millennia of clinical experience in traditional Chinese medicine and using modern pharmaceutical technologies. As currently practiced in China, botanical drug products are used as prescription drugs or complements to Western medicines.

     Traditional Chinese Medicine is a significant part of the public health care system in China. TCM products are sold over-the-counter and via prescription, and their cost to consumers is covered by China's medical care systems. Since 2000, Natural Pharmatech, through its operating subsidiaries, has been identifying the active ingredients used in botanical medical materials, isolating those ingredients, testing them, and selling development rights to other manufacturers.

OUR CURRENT PRODUCTS

     Our product line consists of more than 90 products, primarily TCM-based prescription drugs, over-the-counter drugs and dietary supplements, including several western medicines and bio-medicines. We sell our products through distributors and directly to consumers through our own sales team. We currently have three principal drugs that are patented in China and approved for sale by the Chinese State Food & Drug Administration (SFDA):

     QINGXUAN ANTI-HYPERTENSION TABLET is an SFDA-approved over-the-counter drug product indicated for the treatment of hypertension and high serum cholesterol level. The drug substance of Qingxuan is extracted from a single Chinese medical herb, radish seed. The extract contains methyl mercaptan, erucic acid, octadecatrienoic acid, nC13, Glycerol sinapate, raphanin, cyanidin and coumarin. Pharmacology experiments showed that Qingxuan may reduce blood pressure in several animal models. In a three-month toxicity study, after Qingxuan was orally given to mice at ten to 40 times greater than human clinical dose (based on body surface areas), no mortality or organ toxicity was observed in the animal tested. As an over-the-counter drug product, these tablets can be marketed in China without prescription.

     The JUTAI SOFT CAPSULE is an SFDA-approved dietary supplement. Substances of this product are extracted from ginseng and ECHINACEA PURPUREA , a plant originally grown in North America. This dietary supplement and energy provider was developed by Global Pharmatech. As reported previously in the literature, ECHINACEA PURPUREA may increase the concentration of blood leukocyte and enhance human immunity. In addition, Jutai is approved for sale to combat fatigue.

     HUANGZHIHUA ORAL LIQUID is an SFDA-approved prescription drug for the treatment of common cold, especially for children. The drug substances of Huanzhihua are extracted from several Chinese herbs. Global Pharmatech developed this product based upon the written experience of more than a thousand years of Chinese medical practice. Pharmacology studies illustrated that Huangzhihua can inhibit the growth of various bacterium in vitro, and inhibit the proliferation of influenza virus in mouse lungs in vivo and has been shown to have anti-inflammatory benefits in animal models. Long-term toxicology studies showed that orally administered Huangzhihua drug substance at 25 or 50 g/kg/day (several times greater than the human clinical dose) did not induce significant organ toxicity in rats. A clinical study demonstrated that Huangzhihua could significantly reduce symptom of common cold in a randomized, comparator controlled clinical trial. Stability studies showed that the drug product was stable within 3 years testing period. According to Chinese regulations, Huangzhihua has been granted a seven-year administrative market protection by the SFDA.

     In addition to these patented products, Global Pharmatech manufactures and sells other proprietary drugs, generics and dietary supplements used to treat symptoms ranging from headaches, coughing and dry mouth to infections and numbness of limbs.

RESEARCH AND DEVELOPMENT

     Our own R&D efforts result in new drug patents which form the basis for some of our products. We sell patented technology to other drug manufactures when we are unable to manufacture the products ourselves due to lack of appropriate manufacturing facilities or choose not to because certain products are incompatible with or duplicative of our current product mix or lack required profitability criteria. We also provide research services, primarily through contracts with other drug manufacturers which lack their own R&D capabilities.

     Our R&D capabilities conduct almost all our pre-clinical trial research and develop products according to consumer requirements, distinguishing us from many of our competitors. R&D expenditures were US$508,405 for 2005 and US$507,578 for 2004.

     We currently have 26 patents and 15 trademarks, and are not a party to any license, royalty or franchise contacts.

     We currently have 30 products at different stages of research and/or development, including two new drugs, Yanlixiao Pills (an analgesic/anti-inflammatory treatment) and Ganshao Capsules (for treatment of extreme menstrual pain), that we believe could be significant additions to our product line and both of which are in the latter stages of the SFDA approval process.

     Additionally, we have at least 15 drugs that have been approved for clinical trial.

     We conduct research and development of products by a variety of means, including two methods we believe are used exclusively by us. The first is a method of analyzing the components of Traditional Chinese Medicines in a serum to determine the chemical structure and bioactivity of the effective compounds absorbed into the blood. The second method is analyzing the chemical structure of polypeptides, or specialized proteins, of Traditional Chinese Medicine in animals, and using bioengineering methods to produce polypeptide preparations.

MANUFACTURING

     The  Company's  14,533-sq.m.  manufacturing  plant  contains  manufacturing capacity for over 300 million capsules, 200 million pills and tablets, 50 million bags of granules, 50 million vials of liquid dosage form drugs and 200 tons of pilular (orally-administered) drugs annually. Its facilities are certified as compliant with Chinese Current Good Manufacturing Practices, which are governmentally-established current, scientifically sound methods, practices and principles that are implemented and documented during product development and production to ensure consistent and uniform manufacture of safe products. Current Good Manufacturing Practices require the design and implementation of standard operating procedures for each step in the manufacturing process, beginning with the selection of raw materials suppliers and ending with storage and shipment.

     Our principal capsule supplier is Zhejiang Huaguang Capsule Co., Ltd. Shenzhen Dongyangguang Development Co., Ltd. is our principal source for medicine wrappers. We have a number of other smaller suppliers of raw materials and other materials. We believe that a loss of any of these suppliers could be compensated for through arrangements with alternative sources of supply.

     We believe we are in material compliance with all Chinese environmental laws. In each of 2002 and 2004, we spent approximately US$140,000 to purchase equipment for processing production wastes, and we spend approximately US$78,000 annually on maintenance and other compliance expenses.

CURRENT AND PROPOSED MARKETING AND OPERATING STRATEGIES

     The Company has historically generated revenue from transferring technology during various stages of development to other pharmaceutical companies, in which it retains no ownership interest and for which it receives lump-sum payments based on pre-established milestones rather than royalties or other compensation. We plan to continue to do so with certain drugs, primarily in cases where products are requested and selected by pharmaceutical companies that do not have their own research facilities. For example, Global Pharmatech currently provides services to medium-sized pharmaceutical companies in northern China that have mature manufacturing capacities and sales channels, but do not have similar research and development capabilities.

     We also plan to increase our focus in the future on manufacturing in-house developed medicines in our own production facilities. We intend to target the urban consumer market in China. Currently, sales are mainly through distributors, such as wholesale companies and chain store representatives. We also target the sale of our products to medical institutions, such as hospitals and clinics.

     Geographically, Global Pharmatech focuses its sales efforts in Beijing, Anhui, Shandong, Shanxi, Liaoning, Heilongjiang, Jilin, Chongqing, Shenzhen and other provinces in China. The Company also sells to parts of Southeast Asia.

     Our  Chinese   operating   subsidiaries  have  received  more  than  thirty
commendations since 2001 from various governmental agencies, including several commendations related to the Company's technology and intellectual property.

     Our principal customers include Jilin Aodong Pharmaceutical Group, which utilizes our research services and has acquired technology from us, resulting in aggregate revenue of approximately US$500,000; the Shanghai Hutchison Pharmaceutical subsidiary of Hutchison Whampoa Ltd., a diversified public company with global operations, to which we sold approximately US$100,000 of products during 2004; Changchun Xinyu Pharmaceuticals Co., Ltd., our major client for technology transfers, from which we derived approximately US$843,000 during 2005; and Jiuzhoutong Group Co., Ltd., one of the three largest pharmaceutical companies in China and our largest distributor, to which we sold approximately US$10,000 of products during 2005. We do not believe that the loss of any of these our customers would have a material adverse effect on our business.

COMPETITION

     The Chinese pharmaceuticals market is highly fragmented and competitive. Market entry is generally not controlled, although regulatory and technological hurdles, significant start-up costs and limited available facilities may deter inexperienced or undercapitalized entrants. We anticipate that competition in this market will continue to intensify. Our competitors include national and regional pharmaceutical promotion companies, independent pharmaceutical research and development companies and pharmaceutical distributors. We anticipate substantial new competition from foreign and domestic competitors entering the Chinese pharmaceutical marketing and distribution market.

     Some of our competitors are more established, and have significantly greater financial, technical, marketing and other resources than we do. Many also have greater name recognition and a larger customer base. Our competitors may be better able than we are to respond to new or changing opportunities and customer requirements, undertake more extensive research and development, manufacturing and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

     We believe we best compete with other pharmaceutical companies in China on the basis of our modern facilities, talented research and development professionals and comprehensive research and development and production resources. We believe our facilities approach or meet Western standards and have sufficient capacity to meet our research and development and production needs for the foreseeable future. In contrast, we believe many Chinese pharmaceutical companies rely on outdated equipment, inadequate facilities and/or less stringent quality control measures.

GOVERNMENTAL REGULATION

     The law of China on the Administration of Pharmaceuticals was promulgated on September 20, 1984 by the Executive Committee of the National People's Congress and amended effective December 1, 2001. This law sets out the basic legal framework for administration of pharmaceutical production and sale in China, covering manufacture, distribution, packaging, pricing and advertising. The Implementation Rules on the Administration of Pharmaceuticals were promulgated effective September 15, 2002 to set out detailed implementation rules.

     The State Drug Administration was established in 1998 as the Chinese pharmaceutical regulatory authority, to assume supervisory and administrative functions previously carried out by the Ministry of Health, the State Administration Bureau for Pharmaceuticals and the State Administration Bureau for Traditional Chinese Medicine. In March 2003, China's SFDA was established to assume the functions previously carried out by the SDA. The SFDA's primary responsibilities include:

     * formulating and supervising the implementation of regulations and policies concerning drug administration;
     *    promulgating   standards  for  pharmaceutical   products  and  medical
          appliances;
     *    categorizing drugs and medical appliances for regulatory purposes;
     * registering and approving new drugs, generic drugs and imported and Chinese medicines;
     * granting approvals for the production of pharmaceutical products and medical appliances; and
     *    approving the manufacture and distribution of pharmaceutical products.

     Before any pharmaceutical distribution enterprise, including any wholesaler or retailer, can distribute pharmaceutical products in China, it must obtain a Pharmaceutical Distribution Permit issued by the relevant provincial or county level SFDA where the enterprise is located. Issuance of a Permit is subject to inspection of the facilities, warehouse, hygiene environment, quality control systems, personnel and equipment of the enterprise and, when granted, the Permit is valid for five years. Enterprises must apply for Permit renewal no later than six months prior to expiration, subject to reassessment by the relevant authority. Pharmaceutical distribution enterprises must also obtain a business license from the relevant administration bureau for industry and commerce to commence business.

     Good Supply Practice standards have been established in China regulating pharmaceutical wholesale and retail enterprises to ensure quality distribution of pharmaceutical products. Currently applicable GSP standards, passed by the SDA effective July 1, 2000, require wholesale and retail enterprises to implement strict control of staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control in order to obtain a GSP certificate to conduct business. GSP certificates are valid for five years, after a one-year certification for newly established enterprises. Renewal applications must be made no later than three months prior to expiration, subject to reassessment by the relevant authority.

     Pursuant to the Decision of the State Council on the Establishment of the State Basic Medical Insurance System for Urban Employees and relevant Implementation Measures, the Chinese Ministry of Labor and Social Security established a Catalogue listing medicines covered by social insurance (the Insurance Catalogue). The Insurance Catalogue is divided into Parts A and B. Part A medicines are qualified for general application, and their content may not be changed by local authorities. Provincial level authorities may make limited changes to Part B medicines, resulting in some regional variations. Patients purchasing Part A medicines are entitled to reimbursement of their costs from the social medical fund in accordance with relevant regulations. Patients purchasing Part B medicines are required to pay a predetermined proportion of their costs.

     Medicines included in the Insurance Catalogue are selected by the Chinese government authorities based on factors including treatment requirements, frequency of use, effectiveness and price, and are subject to government price control. The Insurance Catalogue is revised every two years. In connection with each revision, relevant provincial drug authorities collect proposals from relevant enterprises, and the SFDA makes final revisions based on the preliminary opinions suggested by the provincial drug administrations.

     Medicine products included in the Insurance Catalogue and those whose production or trading will constitute monopolies are also subject to government price control. Maximum prices for these products are periodically revised by state and provincial administration authorities. Prices for medicines not subject to price control are determined by the pharmaceutical manufacturers, subject in some cases to providing notice to provincial pricing authorities. Price controls are set to create reasonable profit margins for pharmaceutical enterprises after taking into account the type and quality of the products, their production costs, prices of substitute products and other similar factors.

EMPLOYEES

     The Company currently has approximately 397 full-time employees and no part-time employees. None of our employees is covered by a collective bargaining agreement. We consider relations with our employees to be good.

DESCRIPTION OF PROPERTY

     The Company, either directly or through its subsidiaries, operates under 50-year ground leases acquired from the Chinese government for lump-sum payments, (1) an office building and factory located at 509 Maoxiang St., Changchun (approximately 9,300 and 5,600 sq.m., respectively), including the 20,800 sq.m. of land on which they are situated; and (2) an office building, factory and storage facility located at 44 Xinghuanan St., Kuaitong, Tongyu (approximately 2,800, 3,331 and 2,600 sq.m., respectively), including the 20,800 sq.m. of land on which they are situated. The Changchun and Tongyu ground leases expire in 2050 and 2053, respectively. The Company owns the buildings and improvements on the properties, which will revert to the Chinese government at the end of the relevant lease term in the absence of extension.

LEGAL PROCEEDINGS

     We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding.

PERIODIC REPORTING AND AUDITED FINANCIAL STATEMENTS

     We have reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent accountants.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Set forth below are the names of the directors, executive officers and key employees of the Company as of January 11, 2007:

     Name                 Age                       Position
     ----                 ---                       --------
Lianqin Qu                51     Chairwoman of the Board of Directors, President
                                 and Chief Executive Officer
Tom Du                    51     Director and Chief Technology Officer
Joseph J. Levinson        30     Chief Financial Officer and Director
Zhenyou Zhang             47     Director

     Pursuant to the Company's bylaws, directors are elected at the annual meeting of stockholders and each director holds office until his successor is elected and qualified. Officers are elected by the Board of Directors and hold office until an officer's successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of the Company's directors and executive officers.

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

     LIANQIN QU, 51 Researcher, MBA, graduated from Asia International Open University (Macau). Her current positions include Chairwoman, President and CEO of Global Pharmatech, Inc. Chairwoman of Dongyuan Investment Consultancy H.K. Limited. Chairwoman and President of Jilin Natural Pharmatech, Inc. Ms. Qu has many years of experiences in financing and corporate management. She has helped more than 30 companies with restructuring, merge or acquisition. She has facilitated the listing of two Chinese pharmaceutical companies on the Shanghai and Shenzhen Stock Exchanges of China, and two additional Chinese pharmaceutical companies to list on the Growth Enterprise Market of Hong Kong, and a Chinese pharmaceutical development and sales company listed in the U.S. In recent years, she has focused on the management of pharmaceutical companies, the companies she held control are widely known in China and south-east Asia.

     TOM DU, M.D., PH.D. has held his current position with the Company since February, 2005, and is currently Vice President, Regulatory Affairs, for Humphairs Industries Ltd., a global pharmaceutical consulting company. Dr. Du has held this position since October 2004. Prior to joining Humpharis, Dr. Du worked as Senior Director, Clinical and Regulatory Affairs, for Hutchison Medipharma, a Hutchison Whampoa Company from 2002 to July 2004. From 2001 to 2002, Dr. Du worked as Acting Managing Director, China operation, at Ingenix Pharmaceutical Services, a UnitedHealth Group Company. From 1994 to 2000, Dr. Du worked as a reviewing officer for the U.S. Food and Drug Administration.

     JOSEPH J. LEVINSON, CPA joined the Company in January, 2006 and since 2004 has been Chief Financial Officer of BDL Media, a closely-held China-based media holding company. From 2001 to 2003, he was Vice President, Business Development for Chengdu Environmental Control Incorporated in southwest China, and from 2000 to 2001 he was a manager in the New York office of Deloitte and Touche. During the 1990s, Mr. Levinson was Corporate Development Officer at Hong Kong-listed China Strategic Holdings, an Asian mergers and acquisitions company led by Asian businessman Oei Hong Leong, where his major responsibilities included the company's subsidiary, China Tire, one of the first Mainland Chinese companies to list on the New York Stock Exchange. Mr. Levinson has been a U.S. Certified Public Accountant since 1996.

     ZHENYOU ZHANG has been active in the Chinese pharmaceutical industry for more than 20 years. He currently serves as the Chairman of the Board of several companies, including Guangdong Baiyi Pharmaceutical, Guangzhou Youcheng Industrial, and Guangzhou Tianhe Zhenkai Trading Company. He also serves as the director of Tianjin Tianshili Pharmaceutical, a publicly-traded company in China. He graduated from Guangxi Chinese Medicine Institute and is a professional pharmacologist.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth all cash compensation paid to or to be paid by the Company, as well as certain other compensation paid or accrued during each of the Company's last three fiscal years, to each named executive officer. None of the named executive officers was employed by the Company during 2003 or 2004. No executive officer's annual cash compensation exceeded $100,000 during the fiscal year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                    Annual Compensation               Compensation Awards       Payouts
                            ------------------------------------   -------------------------   ---------
                                                     Other         Restricted     Securities                    All
    Name and                                         Annual          Stock        Underlying      LTIP         Other
Principal Position   Year   Salary($)  Bonus($)  Compensation($)   Award(s)(#)    Options(#)   Payouts($)  Compensation($)
 Lianqin Qu          2005    36,000      --            --              --             --           --           --
 Xiaobo Sun          2005    60,000      --            --              --             --           --           --
 Tom Du              2005    48,000      --            --              --             --           --           --

     From February 8, 2005 until December 1, 2006, Xiaobo Sun, Ph.D. served as President and Chief Executive Officer and as a director of the Company. On December 1, 2006, Dr Sun notified the Company of his resignation as President and Chief Executive Officer and as a director of the Company. On December 1, 2006, Dr Sun also resigned from his position as President and as a director of Jilin Natural Pharmatech, a wholly-owned subsidiary of the Company. There were no disagreements between Dr Sun and the Company on any matter relating to the Company's operation, policies or practices that resulted in his resignation. Effective December 2, 2006, Dr Sun was retained as a senior technology advisor to Jilin Natural Pharmatech where he will continue his work as a researcher in the field of botanically-based medicine.

     On December 2, 2006, the Board of Directors of the Company appointed Ms Lianqin Qu to serve as Chief Executive Officer and President of the Company.

EMPLOYMENT   CONTRACTS,   TERMINATION   OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

     On February 8, 2005, the Company entered into an Executive Services Contract with Lianqin Qu, pursuant to which Lianqin Qu has agreed to act as a Director and Chairperson of the Company's Board of Directors. Lianqin Qu's salary under the Executive Services Contract is US$3,000 per month. In addition, the Company agreed to grant Lianqin Qu an option to purchase 100,000 shares of the Company's common stock upon the achievement of working goals as determined by the Board. During the term of Madam Qu's appointment, unless the relevant competition is made known to the public and (if required) approved by relevant regulatory authorities, she has agreed not to engage in any business in competition with the Company, or seek any position from any company or individual who competes in business with the Company or any subsidiary or branch of the Company. Lianqin Qu has also agreed to certain confidentiality covenants regarding information obtained from the Company and any of its subsidiaries and branches. The Executive Services Contract may be terminated upon any of the following events, unless otherwise determined by the Board of Directors: (a) Lianqin Qu is prohibited by any laws, regulations or rules from acting in any of her positions or she is no longer qualified to act in any position; (b) Lianqin Qu is unable to perform her duties for a period of three months due to health reasons; (c) Lianqin Qu commits a material breach and/or repeated and/or continual breach of her obligations under the Executive Services Contract; (d) Lianqin Qu is guilty of any serious misconduct or serious neglect in the discharge of her duties; (e) Lianqin Qu's actions or omissions bring the name or reputation of the Company or any subsidiary or branch of the Company into serious disrepute or prejudice; (f) Lianqin Qu is or becomes of unsound mind or becomes a patient for the purpose of any laws relating to mental health; (g) Lianqin Qu is sued for criminal liability or convicted of any criminal offense other than an offense which in the reasonable opinion of the Board of Directors does not affect her position with the Company; (h) Lianqin Qu is removed from her position by the Board of Directors; (i) Lianqin Qu leaves the service of the Company in accordance with the Company's Certificate of Incorporation; or (j) Lianqin Qu fails to attend three consecutive meetings of the Board of Directors. There is no expiration date of the Executive Services Agreement.

     On February 14, 2005, the Company entered into a Director and Chief Technology Officer Service Contract with Tom Du, pursuant to which Mr. Du has agreed to act as the Company's Chief Technology Officer and as a member of the Company's Board of Directors. Mr. Du's salary under the Director and Chief Technology Officer Service Contract is US$4,000 per month. In addition, the Company agreed to grant Mr. Du an option to purchase 50,000 shares of the Company's common stock upon the achievement of working goals as determined by the Board. During his term of employment, Mr. Du agreed not to engage in any business that individually develops any of the products developed by the Company, including all products approved by the SFDA, products marketed by the Company prior to, during, or under development during the employment period. Mr. Du has also agreed to certain confidentiality covenants regarding information obtained of the Company and any of its subsidiaries and branches. The Director and Chief Technology Officer Service Contract may be terminated upon any of the following events, unless otherwise determined by the Board of Directors: (a) Tom Du is prohibited by any laws, regulations or rules from acting in any of his positions or he is no longer qualified to act in any position; (b) Mr. Du is unable to perform his duties for a period of three months due to health reasons;
(c) Mr. Du commits a material breach and/or repeated and/or continual breach of his obligations under the Director and Chief Technology Officer Service Contract; (d) Mr. Du is guilty of any serious misconduct or serious neglect in the discharge of his duties; (e) Mr. Du's actions or omissions bring the name or reputation of the Company or any subsidiary or branch of the Company into serious disrepute or prejudice; (f) Mr. Du is or becomes of unsound mind or becomes a patient for the purpose of any laws relating to mental health; (g) Mr. Du is sued for criminal liability or convicted of any criminal offense other than an offense which in the reasonable opinion of the Board of Directors does not affect his position with the Company; (h) Mr. Du is removed from his position by the Board of Directors; (i) Mr. Du leaves the service of the Company in accordance with the Company's Certificate of Incorporation; or (j) Mr. Du fails to attend three consecutive meetings of the Board of Directors. In addition, Mr. Du may terminate the Director and Chief Technology Officer Service Contract with one-month notice for good cause arising from impossibility of performance and/or conflict of interest. There is no expiration date of the Director and Chief Technology Officer Service Contract.

     On January 1, 2006, the Company entered into a Chief Financial Officer service contract with Joseph J. Levinson, pursuant to which Mr. Levinson has agreed to act as the Company's Chief Financial Officer. Mr. Levinson's salary under the Executive Employment Contract is US$1,205 per month. During his term of employment, unless the relevant competition is made known to the public and (if required) approved by relevant regulatory authorities, Mr. Levinson has agreed not to engage in any business in competition with the Company, or seek any position from any company or individual who competes in business with the Company or any subsidiary or branch of the Company. Mr. Levinson has also agreed to certain confidentiality covenants regarding information obtained of the Company and any of its subsidiaries and branches. The Executive Employment Contract may be terminated upon any of the following events, unless otherwise determined by the Board of Directors: (a) Mr. Levinson is prohibited by any laws, regulations or rules from acting in any of his positions or he is no longer qualified to act in any position; (b) Mr. Levinson is unable to perform his duties for a period of three months due to health reasons; (c) Mr. Levinson commits a material breach and/or repeated and/or continual breach of his obligations under the Executive Employment Contract; (d) Mr. Levinson is guilty of any serious misconduct or serious neglect in the discharge of his duties; (e) Mr. Levinson's actions or omissions bring the name or reputation of the Company or any subsidiary or branch of the Company into serious disrepute or prejudice;
(f) Mr. Levinson is or becomes of unsound mind or becomes a patient for the purpose of any laws relating to mental health; (g) Mr. Levinson is sued for criminal liability or convicted of any criminal offense other than an offense which in the reasonable opinion of the Board of Directors does not affect his position with the Company; (h) Mr. Levinson is removed from his position by the Board of Directors; (i) Mr. Levinson leaves the service of the Company in accordance with the Company's Certificate of Incorporation; or (j) Mr. Levinson fails to attend three consecutive meetings of the Board of Directors. This agreement has been terminated and superseded by the Director and Chief Financial Officer service contract, entered into on October 9, 2006, described below.

     On October 9, 2006, the Company entered into a Director and Chief Financial Officer service contract with Mr. Levinson, pursuant to which Mr. Levinson has agreed to act as the Company's director and Chief Financial Officer. Mr. Levinson's salary under the Director and Chief Financial Officer service contract is US$4,000 per month. In addition, Mr. Levinson shall be granted 40,000 shares of the Company's common stock, pending the completion of certain goals. During his term of employment Mr. Levinson has agreed not to engage in any business in direct competition with the Company, or seek any position from any company or individual who competes in business with the Company or any subsidiary or branch of the Company. Mr. Levinson has also agreed to certain confidentiality covenants regarding information obtained of the Company and any of its subsidiaries and branches. The Director and Chief Financial Officer service contract may be terminated upon any of the following events, unless otherwise determined by the Board of Directors: (a) Mr. Levinson is prohibited by any laws, regulations or rules from acting in any of his positions or he is no longer qualified to act in any position; (b) Mr. Levinson is unable to perform his duties for a period of three months due to health reasons; (c) Mr. Levinson commits a material breach and/or repeated and/or continual breach of his obligations under the Director and Chief Financial Officer service contract;
(d) Mr. Levinson is guilty of any serious misconduct or serious neglect in the discharge of his duties; (e) Mr. Levinson's actions or omissions bring the name or reputation of the Company or any subsidiary or branch of the Company into serious disrepute or prejudice; (f) Mr. Levinson is or becomes of unsound mind or becomes a patient for the purpose of any laws relating to mental health; (g) Mr. Levinson is sued for criminal liability or convicted of any criminal offense other than an offense which in the reasonable opinion of the Board of Directors does not affect his position with the Company; (h) Mr. Levinson is removed from his position by the Board of Directors; or (i) Mr. Levinson leaves the service of the Company in accordance with the Company's Certificate of Incorporation. There is no expiration date of this Director and Chief Financial Officer service contract. This Director and Chief Financial Officer service contract terminates and supersedes the Chief Financial Officer service contract entered into on January 1, 2006 by and between the Company and Mr. Levinson.

     On October 9, 2006, the Company entered into a Director service contract with Mr. Zhenyou Zhang, pursuant to which Mr. Zhang has agreed to serve as the Company's director. Under the Director service contract, Mr. Zhang shall be paid a fee of $2,000 per month. In addition, Mr. Zhang shall be granted 80,000 shares of the Company's common stock, pending the completion of certain goals. During his term as a director of the Company, Mr. Zhang has agreed not to engage in any business in direct competition with the Company, or seek any position from any company or individual who competes in business with the Company or any subsidiary or branch of the Company. Mr. Zhang has also agreed to certain confidentiality covenants regarding information obtained of the Company and any of its subsidiaries and branches. The Director and Chief Financial Officer service contract may be terminated upon any of the following events, unless otherwise determined by the Board of Directors: (a) Mr. Zhang is prohibited by any laws, regulations or rules from acting in any of his positions or he is no longer qualified to act in any position; (b) Mr. Zhang is unable to perform his duties for a period of three months due to health reasons; (c) Mr. Zhang commits a material breach and/or repeated and/or continual breach of his obligations under the Executive Employment Contract; (d) Mr. Zhang is guilty of any serious misconduct or serious neglect in the discharge of his duties; (e) Mr. Zhang's actions or omissions bring the name or reputation of the Company or any subsidiary or branch of the Company into serious disrepute or prejudice; (f) Mr. Zhang is or becomes of unsound mind or becomes a patient for the purpose of any laws relating to mental health; (g) Mr. Zhang is sued for criminal liability or convicted of any criminal offense other than an offense which in the reasonable opinion of the Board of Directors does not affect his position with the Company;
(h) Mr. Zhang is removed from his position by the Board of Directors; (i) Mr. Zhang leaves the service of the Company in accordance with the Company's Certificate of Incorporation; or (j) Mr. Zhang fails to attend three consecutive meetings of the Board of Directors. There is no expiration date of this Director service contract.

2006 EQUITY INCENTIVE PLAN

     On December 26, 2006, the Company's stockholders adopted and approved the Company's 2006 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to attract and retain qualified individuals for positions of substantial responsibility with the Company and to provide incentives to such individuals to promote the success of the Company's business. The Plan will initially be administered by the Board of Directors of the Company. A maximum of 2,000,000 shares of Common Stock will be available for issuance pursuant to options, restricted stock, stock appreciation rights and/or performance stock (collectively, "Awards") under the Plan. Awards may be granted to all employees, officers and directors of and consultants or advisor to the Company and its subsidiaries. To date, no Awards have been granted under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 22, 2006, the Company had the following amounts due from related parties:

           ADVANCES DUE FROM RELATED PARTIES
               BCT Global Development Limited        $ 18,662
               Xiaobo Sun                              23,464
           STOCKHOLDERS:
               Yun Peng Ming                            6,944
               Yuming Li                               34,156
               Ben Ji Wang                             38,014
           JUDGMENT AWARD:
               Yuqi Li                                410,000
                                                     --------
           Total                                     $531,240
                                                     ========

     BCT  Global  Development   Limited  ("BCT  Global")  owns  25%  of  Natural
Pharmatech China's subsidiary, BCT. Lianqin Qu is the chairperson of BCT Global.

     Yuming Li is the brother-in-law of the Company's chairwoman.

     Xiaobo Sun is the Company's former President, Chief Executive Officer and director.

     These advances have no stated terms for repayment and are not interest bearing.

     In May, 2006, the Company won a judgment of approximately $410,000 from the Chinese Court of Final Appeal related to litigation involving the transfer of drug technology to a research hospital. The Company's outside (PRC) counsel advised the Company's management in July 2006 that the Company would receive the money from the research hospital by the end of August 2006. However, the money was not received by such date.

     In early November 2006, a three-way legal arrangement was entered into between the Company, the research hospital, and the spouse of the chairperson of our Company. In exchange for waiving a pre-existing debt between the research hospital and the spouse of our Company's chairperson, the spouse undertook to pay the $410,000 judgment on behalf of the research hospital to our Company. As of December 4, 2006, the judgment had been paid in full.

     On April 28, 2006, the Company entered into a subscription agreement with Zhengyou Zhang for the private sale of 5,000,000 shares of its common stock for $5,000,000. At the time, Mr. Zhang was not a director of the Company. The transaction was made in reliance on the provisions of Regulation S and Regulation D under the Securities Act of 1933 and on Section 4(2) of the Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On February 11, 2005, the board of directors unanimously approved the dismissal of Russell Brennan as its then certifying accountant and notified Mr. Brennan that it was terminating his services. The Company dismissed Mr. Brennan after it was advised by the SEC staff on December 26, 2004 that Mr. Brennan had not applied for registration with the Public Company Accounting Oversight Board. On the same date, the Company engaged its former accountant, Aaron Stein CPA, to serve as its independent registered public accountant to review the Company's financial statements for the periods ended June 30, September 30 and December 31, 2004.

     During the period from September 28, 2004 through February 11, 2005 when Mr. Brennan was retained by the Company, (i) there were no disagreements between the Company and Mr. Brennan on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Mr. Brennan's satisfaction, would have caused him to make reference to the matter in his reports on the Company's financial statements, and (ii) Mr. Brennan's reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. During the period of Mr. Brennan's engagement, there were no reportable events described in Item 304(a)(1)(iv) of Regulation S-B.

     During the two fiscal years ended December 31, 2003 and 2002, and until September 28, 2004, Mr. Stein was retained as the Company's principal accountant to audit and review the Company's financial statements during such periods. During those two fiscal years and through April 20, 2005, the Company did not consult with Mr. Stein regarding any matter or event described in Item 304(a)(2)(i) or (ii) of Regulation S-B.

     On February 24, 2005, the Company provided Mr. Brennan with a copy of the foregoing disclosure, and requested that he furnish it with a letter addressed to the SEC stating whether he agrees with the above statements. Such letter has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

     On April 20, 2005, the Company dismissed Mr. Stein, which dismissal was effective immediately and was approved by the board of directors on that date. Mr. Stein had been most recently engaged by the Company from February 11, 2005, and had previously been engaged by the Company as its principal independent accountant for the fiscal years ended December 31, 2002 and 2003, and through September 28, 2004.

     On the same date, the Company engaged Moore Stephens, P.C. as its new principal independent registered public accounting firm, which engagement was effective immediately and was approved by the Company's Board of Directors on that date.

     During his 2005 engagement period, Mr. Stein reviewed the Company's consolidated financial statements as of and for the interim periods ended June 30, September 30 and December 31, 2004 in connection with the Company's filing or amended filings of Quarterly Reports on Form 10-QSB for such periods. During that engagement, Mr. Stein did not issue a report containing any adverse opinion or disclaimer of opinion or that was qualified or modified as to uncertainty, audit scope or accounting principles. There were also during that engagement no disagreements between the Company and Mr. Stein on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Mr. Stein's satisfaction, would have caused him to make reference to the subject matter of the disagreement in connection with his report. None of the reportable events described under Item 304(a)(1)(iv) of Regulation S-B occurred within the two most recent fiscal years of the Company ended December 31, 2004.

     The Company has provided Mr. Stein of with a copy of the foregoing disclosures, and he has furnished a letter, addressed to the SEC stating that he agrees with the foregoing statements, which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

     During the two most recent fiscal years of the Company, and through the date of the engagement of Moore Stephens, P.C. on April 20, 2005, the Company did not consult with Moore Stephens, P.C. regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of January 11, 2007, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company's common stock;
(ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                         Number of
                                          Shares              % of Common Stock
   Name and Address                    Beneficially             Beneficially
 of Beneficial Owner(1)                  Owned(2)                 Owned(3)
 ----------------------                  --------                 --------
Lianqin Qu                              14,762,951 (4)              63.5
Xiaobo Sun                                       0                     0
Tom Du                                           0                     0
Joseph J. Levinson                               0                     0
Zhenyou Zhang                            5,000,000                 21.51
All officers and directors
 as a group (five persons)              19,762,951                 84.96

----------
(1) Except as otherwise indicated, the address of each beneficial owner is c/o Global Pharmatech, Inc., 89 Ravine Edge Drive, Richmond Hill, Ontario, Canada L4E 4J6.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.
(3)  Based on 23,247,935 shares outstanding.
(4) Includes 13,738,264 shares as to which Ms. Qu holds irrevocable proxies given by stockholders who acquired shares of our common stock in the acquisition of Natural Pharmatech, and as to which Ms. Qu disclaims beneficial ownership, and 1,024,687 shares held by Dong Yuan Investment
     (HK) Limited, of which Ms. Qu may be deemed to be the control person.

                               SELLING STOCKHOLDER

     The following table sets forth as of January 11, 2007, information regarding the current beneficial ownership of our common stock by Mr. Zhenyou Zhang, a director of the Company, based on information provided to us by him, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholder will sell all of the shares offered by this prospectus, because he may from time to time offer all or some of his shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by him, or that will be held after completion of the resale. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholder is not making any representation that the shares covered by this prospectus will be offered for sale.

     Except as set forth below and Mr. Zhang's position as a director of the Company and a party to a Director service contract as described in "Executive Compensation," Mr. Zhang has not held any position nor had any material relationship with us or our affiliates during the past three years.

     Mr. Zhang acquired shares of our common stock pursuant to a Subscription Agreement, dated as of April 27, 2006, between the Company and Mr. Zhang in a private offering of common stock pursuant to Regulation S under the Securities Act.

                            Shares                      Maximum         Shares
                         Beneficially                  Number of     Beneficially      Percentage
     Name of             Owned Prior                   Shares to     Owned After        Ownership
Selling Stockholder      to Offering     Percentage     be Sold        Offering       After Offering
-------------------      -----------     ----------     -------        --------       --------------
Zhenyou Zhang             5,000,000                    1,000,000       4,000,000           17.2%
TOTAL                     5,000,000                    1,000,000       4,000,000           17.2%

                              PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of the above selling stockholder. As used in this prospectus, the term "selling stockholder" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholder, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of sales by the selling stockholder.

     The common stock may be sold by the selling stockholder from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions (which may involve cross or block transactions):

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     * an exchange distribution in accordance with the rules of the applicable exchange;
     *    privately negotiated transactions;
     *    settlement of short sales;
     * transactions in which broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
     *    a combination of any such methods of sale;
     * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
     *    any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with sales of common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of common stock short and deliver these shares to close out those short positions, or lend or pledge common stock to broker-dealers that in turn may sell such securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities requiring the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Exchange Act. The selling stockholder has informed us that he does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     Pursuant to a registration rights agreement with the selling stockholder, all fees and expenses incurred by us incident to the registration of the common stock will be paid by us, including, without limitation, SEC filing fees. The selling stockholder will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act. We will be indemnified by the selling stockholder severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by him. The foregoing may affect the marketability of such securities.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                            DESCRIPTION OF SECURITIES

     Our current authorized capital stock consists of 95,000,000 shares of common stock, par value $.0001 per share, of which 23,247,935 shares were issued and outstanding as of January 9, 2007, and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of that date.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Subject to the preferential rights of the preferred stock, holders of common stock are entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable in cash, property or shares of capital stock. In the event of our liquidation, dissolution or winding up, after distribution in full of the preferential amounts, if any, to be distributed to holders of preferred stock, holders of common stock shall be entitled to received all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them.

     Holders of common stock, as such, have no preemptive, preferential or subscription right to any stock of the Company or to any obligations convertible into, or warrants or options for the purchase of, stock of the Company, except to the extent provided by written agreement with the Company.

PREFERRED STOCK

     Under our Certificate of Incorporation, as amended, the Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without any further action by our stockholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series. The board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of holders of common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

                                     EXPERTS

     Our audited financial statements for the periods ended December 31, 2005 and 2004 included in this prospectus, have been audited by Moore Stephens, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report and are included in this prospectus in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file all documents required to be filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), and is publicly available through the SEC's website located at http://www.sec.gov. The Form SB-2 registration statement, of which this prospectus is a part, including all exhibits and schedules and amendments, has been filed with the SEC through EDGAR. You may also inspect the Form SB-2, including all exhibits, without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of these materials from the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This prospectus is only part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph at no charge from us.

                          INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements for the periods ending
September 30, 2006 and 2005                                           Q-1 to Q-8

Audited Financial Statements for the periods ending
December 31, 2005 and 2004                                           F-1 to F-13

                             GLOBAL PHARMATECH, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                            As of September 30, 2006

                                  (UNAUDITED)


                                     ASSETS

CURRENT ASSETS
  Cash                                                             $  5,295,147
  Accounts receivable, net                                              949,663
  Related party receivable                                              531,240
  Inventories                                                         1,757,757
  Other current assets                                                1,767,160
  Prepaid expenses                                                      164,490
                                                                   ------------
      Total Current Assets                                           10,465,457
                                                                   ------------
PROPERTY, PLANT & EQUIPMENT, net                                      6,186,550
LAND LEASE, net                                                         455,935
CONSTRUCTION IN PROGRESS                                                  9,497
INTANGIBLE ASSETS, net                                                  119,955
                                                                   ------------
                                                                      6,771,937
                                                                   ------------
      Total Assets                                                 $ 17,237,394
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long-term debt                                $     50,132
  Short-term borrowings                                                 253,036
  Accounts payable and accrued expenses                                 432,642
  Advances from customers                                               115,643
  Other payables and accruals                                           653,387
  Taxes Payable                                                          12,427
  Other current liabilities                                              39,754
                                                                   ------------
      Total Current Liabilities                                       1,557,021

LONG-TERM BORROWINGS                                                  2,562,469
                                                                   ------------
MINORITY INTEREST                                                       881,271
                                                                   ------------
STOCKHOLDERS' EQUITY
  Preferred stock par value $ 0.0001 per share,
   5,000,000 shares authorized, no shares issued
   and outstanding                                                            0
  Common stock par value $ 0.0001 per share,
   95,000,000 shares authorized, 23,307,935 shares
   issued and outstanding                                                 2,331
  Additional paid in capital                                         11,442,177
  Appropriated retained earnings                                        237,052
  Retained earnings                                                     233,979
  Accumualted other comprehensive income                                336,094
  Subscription receivable                                               (15,000)
                                                                   ------------
      Total Stockholders' Equity                                     12,236,633
                                                                   ------------
      Total Liabilities and Stockholders' Equity                   $ 17,237,394
                                                                   ============

         The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             GLOBAL PHARMATECH INC.
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
     FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

                                   (UNAUDITED)

                                                 Nine Months Ended September 30,      Three Months Ended September 30,
                                                 -------------------------------      -------------------------------
                                                     2006               2005              2006              2005
                                                 ------------       ------------      ------------       ------------
SALES                                            $  1,685,200       $  2,263,868      $    374,265       $    252,607
COST OF SALES                                         606,672          1,056,899           233,565            187,192
                                                 ------------       ------------      ------------       ------------

GROSS PROFIT                                        1,078,528          1,206,969           140,700             65,415
                                                 ------------       ------------      ------------       ------------
OPERATING EXPENSES
  Advertising                                          35,386            167,296               564              9,970
  Research and development                             98,979            260,883          (135,174)            38,526
  Selling expenses                                     56,277            109,500            17,414             56,160
  General and administrative expenses               1,302,464            970,821           571,129            220,437
  Bad Debt Expense                                     22,634
                                                 ------------       ------------      ------------       ------------

LOSS FROM OPERATIONS                                 (437,212)          (301,531)         (313,233)          (259,678)
                                                 ------------       ------------      ------------       ------------
OTHER INCOME (EXPENSES)
  Miscellaneous income                                541,491            419,800            74,373             40,517
  Interest expense                                   (152,191)          (127,352)          (54,738)           (46,564)
                                                 ------------       ------------      ------------       ------------

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST        (47,912)            (9,083)         (293,598)          (265,725)
INCOME TAXES - Current                                      0              6,603                 0                  0
                                                 ------------       ------------      ------------       ------------

LOSS BEFORE MINORITY INTEREST                         (47,912)           (15,686)         (283,598)          (265,725)
MINORITY INTEREST                                       8,163             70,768           (11,437)            35,365
                                                 ------------       ------------      ------------       ------------
NET INCOME/(LOSS)                                $    (39,749)      $     55,082      $   (305,035)      $   (230,360)
Comprehensive Income
Foreign Exchange Translation                          336,094                              336,094
Total Comprehensive Income                            296,345                               31,059
                                                 ============       ============      ============       ============
INCOME/(LOSS) PER COMMON SHARE
 Basic and Diluted                               $       0.00       $       0.00      $      (0.01)      $      (0.01)
                                                 ============       ============      ============       ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING         21,044,602         17,474,031        23,291,268         17,830,544
                                                 ============       ============      ============       ============

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                             GLOBAL PHARMATECH INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

                                   (UNAUDITED)

                                                                 2006                  2005
                                                              -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income/(loss)                                           $   (39,749)          $    55,082
  Adjustments to reconcile net income to net cash
   used by operating activities:
    Minority interest                                              (8,163)              (70,768)
    Depreciation                                                  316,861               334,922
    Bad debt expense                                               22,634
    Common stock issued for services                               59,376
    Amortization of land lease and intangible assets               24,538                16,839
  Changes in operating assets and liabilities
    Decrease (Increase) in operating assets:
    Accounts receivable                                           854,049            (1,131,768)
    Related party receivable                                      547,228              (121,338)
    Inventories                                                  (579,815)             (224,521)
    Prepaid expenses                                             (119,489)               40,024
    Other current assets                                       (1,163,057)             (425,242)
  Increase (Decrease) in operating liabilities:
    Accounts payable and accrued expenses                        (131,418)              183,040
    Related party payable                                         (69,884)             (171,576)
    Advances from customers                                        47,507                94,709
    Other payables and accruals                                    56,486              (235,097)
    Taxes payable                                                 (22,297)
    Other  liabilities                                            (22,313)              (78,569)
                                                              -----------           -----------
         Net Cash Used by Operating Activities                   (227,506)           (1,734,263)
                                                              -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets                                        (96,439)             (441,665)
  Construction in Progress                                         (8,727)
                                                              -----------           -----------

         Net Cash Used by Investing Activities                   (105,166)             (441,665)
                                                              -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in short term borrowings                             247,825               895,619
  Common shares issued                                          4,601,621             1,328,007
  Proceeds from/(payment of) Long-term borrowing                  (24,783)              370,737
                                                              -----------           -----------
         Net Cash Provided by Financing Activities              4,824,663             2,594,363
                                                              -----------           -----------

Effect of exchange rate change on cash                            112,321

NET INCREASE IN CASH AND CASH EQUIVALENTS                       4,604,312               418,435
CASH AND CASH EQUIVALENTS, beginning of period                    690,835               192,924
                                                              -----------           -----------

CASH AND CASH EQUIVALENTS, end of period                      $ 5,295,147           $   611,359
                                                              ===========           ===========
SUPPLEMENTAL DISCLOSURES
  Interest paid                                               $   152,191           $   127,352
                                                              ===========           ===========
  Income taxes paid                                           $         0           $     6,603
                                                              ===========           ===========

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The Company

Global Pharmatech, Inc. ("Global" or the "Company") was incorporated in Delaware on June 26, 2001 under the name Autocarbon.com, Inc. After engaging, under prior management, in several businesses unrelated to its current one, on February 9, 2005, Global acquired Jilin Tian Yao Science and Technology Limited Company ("Natural Pharmatech China"), by acquiring Natural Pharmatech China's parent, Natural Pharmatech, Inc. ("Natural"), through the issuance to Natural's shareholders of 13,703,125 of its common shares for all of the outstanding common shares of Natural. Located in Changchun, China, Natural Pharmatech China is a Chinese limited liability company, organized on February 7, 2001, which, together with its subsidiaries, is principally engaged in the research and development of modernized traditional Chinese medicine and bio-pharmacy, the sale of this technology, and the manufacture and sale of Chinese medicine and vitamins throughout China. Natural was incorporated in the British Virgin Islands on February 2, 2004, and acquired Natural Pharmatech China on June 15, 2004 by issuing 43,800,000 of its common shares for all of the outstanding common shares of Natural Pharmatech China.

Under generally accepted accounting principles, these acquisitions are considered in substance to be capital transactions rather than business combinations. In each case, for accounting purposes, the acquired company is deemed to have issued its stock for the net monetary assets of the acquiring company. Each transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements are primarily those of Natural Pharmatech China.

In June 2005, Natural Pharmatech China, the Company's wholly owned subsidiary, acquired an 80% equity interest in a new company, Changchun Xiandai Technology Inc. ("XD").

On December 11, 2005 the Company sold its entire 51% interest in Jilin Mai Di Xing ("MDX"). Because the sale price of the Company's interest was the same as book value, there was no gain or loss on the transaction. MDX had been established in July 2003 and had focused on research and development and technique consulting.

2. Summary of Significant Accounting Policies

a. Principles of Consolidation and Basis of Presentation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of Global and its majority owned subsidiaries as of September 30, 2006 and for the nine months then ended . The comparative consolidated financial statements for the nine months ended September 30, 2005 include Natural and its majority owned subsidiaries for the whole period and Global from the date of the merger. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements as of September 30, 2006 and for the three and nine month periods ended September 30, 2006 and 2005 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. In the opinion of management, these unaudited consolidated interim financial statements include all adjustments considered necessary to make the financial statements not misleading. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results for the full fiscal year ending December 31, 2006. The unaudited consolidated interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2005 as reported in Form 10-KSB.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

b. Inventory

Inventories are stated at the lower of cost or market. Substantially all inventory costs are determined using the first-in, first-out (FIFO) method. Certain inventory goods purchased are subject to spoilage within a short period of time while in possession of the Company. Inventory costs do not exceed net realizable value.

c. Revenue Recognition

Contract revenues earned from the transfer of technology are recognized in accordance with contract terms. Such revenues during the nine month periods ended September 30, 2006 and 2005 were $328,192 and $1,031,630, respectively.

Revenue derived from experiments, research and related ancillary services is recognized when the customer accepts the service. Such revenues during the nine month periods ended September 30, 2006 and 2005 were $7,916 and $184,414, respectively.

Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery. The revenues earned during the nine month periods ended September 30, 2006 and 2005 were $1,349,092 and $1,047,824, respectively.

Government grants are recognized as other income upon receipt. These revenues during the nine month periods ended September 30, 2006 and 2005 were approximately $115,000 and $419,800, respectively.

d. Foreign Currency Translation

The functional currency of Natural Pharmatech China and its subsidiaries is the Chinese Yuan [RMB] and its reporting currency is the U.S. dollar. Natural Pharmatech China's consolidated balance sheet accounts are translated into U.S. dollars at the year-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

e. Appropriated retained earnings

In accordance with Chinese regulations, the Company's Chinese subsidiaries must appropriate fifteen percent of their annual profits as computed under Chinese generally accepted accounting principles, which is reflected in the consolidated balance sheet as appropriated retained earnings and which, at September 30, 2006, had a balance of $237,052.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

3. Inventory

Inventory is comprised of the following:

                                   September 30, 2006
                                   ------------------
     Raw materials                     $  498,815
     Work in progress                     882,229
     Finished goods                       376,713
                                       ----------

     Total                             $1,757,757
                                       ==========

4. Other Current Liabilities

The account consists principally of approximately $40,000 of salaries and benefits payable to employees.

5. Property and Equipment

Property and equipment is comprised of the following:

                                   September 30, 2006
                                   ------------------
     Office Equipment                  $   58,507
     Machinery and Equipment            2,961,498
     Vehicles                              49,523
     Computer Equipment                    69,092
     Furniture Fixtures                    15,222
     Building                           2,525,498
     Building Pledged                   2,536,940
                                       ----------
     Total                              8,216,280
                                       ----------

     Accumulated Depreciation           2,029,730
                                       ----------

     Net                               $6,186,550
                                       ==========

Depreciation and amortization expense for each of the nine months ended September 30, 2006 and 2005 was approximately $317,000 and $335,000 respectively.

6. Income Taxes

The Company and each of its subsidiaries file separate income tax returns. Natural Pharmatech China qualifies as a "high-technology foreign joint venture" which entitles it to an exemption from PRC income tax for two years beginning with its first profitable year. Since its first profitable year was 2005, Natural Pharmatech China is entitled to an exemption from PRC tax for the years 2005 and 2006.. Because Natural Pharmatech China qualifies as a "high-technology joint venture" and is located in an economic development zone, it is entitled to a reduced tax rate of 10% for the three years beginning in 2007 through 2009. Thereafter, it will be taxed at the standard income tax rate of 15%.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Jilin BCT Pharmacy Company, Ltd ("BCT") is a "wholly-owned foreign venture" which entitles it to an exemption from PRC income tax for two years beginning with its first profitable year. After these two years, it is entitled to a reduced income tax rate of 10% for three additional years. After these three years, it will be taxed at the standard income tax rate for a "wholly-owned foreign venture" of 15%.

Jilin Tian Yao Drug Safety Evaluation Co., Ltd ("JDE") is a "high technology joint venture" and is exempt from income taxes for two years beginning with its first profitable year. It is thereafter taxed at a standard income tax rate of 15%.

XD is considered a "high technology joint venture" and so is entitled to full exemptions from income tax for two years, beginning with its first profitable year. Thereafter, it is assessed at the standard income tax rate for joint ventures of 15%.

Natural Pharmatech China's other Chinese subsidiary, Jilin Yi Cao Tang Pharmacy Co., Ltd. ("YCT"), is not a foreign joint venture and so is assessed at the ordinary tax rate for Chinese companies of 33%.

The Company is also subject to value added tax (VAT), business tax and surtax totaling 5.5 percent of gross sales.

The Company is still in the full-tax-exemption period for the Chinese subsidiaries which reported positive net income for the nine months ended September 30, 2006, and therefore no tax was due for the period. The only subsidiary that is currently subject to income tax, YCT, incurred a net loss for the period, and therefore no tax was due.

7. Concentrations and Credit Risk

The Company operates principally in China and grants credit to its customers in this geographic region. Although China is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

At September 30, 2006, the Company has a credit risk exposure of uninsured cash in banks of $5,295,147. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

For the nine months ended September 30, 2006, three customers accounted for approximately $250,000 (15%), $ 169,000 (10%), and $163,000 (10%) of total sales.

For the nine months ended September 30, 2005, three customers accounted for approximately $846,000 (37%), at $319,000 (14%), and $319,000 (14%) of total sales.

8. Debt

The Company had two long-term loans from two separate financial institutions totaling approximately $2,613,000 at September 30, 2006. The weighted average interest rate of these loans at September 30, 2006 was approximately 6.18 percent. One loan, secured by Natural Pharmatech China's office building, is for approximately $2,250,000 and matures in one lump sum payment on November 15, 2008. The other loan is for approximately $360,000 and is unsecured.

Additionally, during the beginning of the quarter ended June 30, 2006, the Company incurred a short-term bank loan of approximately $250,000. The loan is due in one year, and is secured by certain machinery and equipment of the Company. The interest rate on the loan is 6.045%.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Approximate annual principal payments on all loans for the quarter ended September 30 are as follows:

                                              Amounts Due
                                              -----------
      2006                                    $  303,000
      2007                                        70,000
      2008                                     2,351,000
      2009                                       142,000
                                              ----------
     Total                                    $2,866,000
                                              ==========

Interest expense and related service charges were approximately $152,000 and $127,000 for the nine months ended September 30, 2006 and 2005, respectively.

9. Related Party Transactions

As of September 30, 2006, the Company had the following amounts due from related parties:

     Advances Due From Related Parties
       BCT Global Development Ltd               $ 18,662
       Xiaobo Sun                                 23,464
     Stockholders
       Yun Peng Ming                               6,944
       Yuming Li                                  34,156
       Ben Ji Wang                                38,014
     Judgment Award
       Yuqi Li                                   410,000
                                                --------

     Total                                      $531,240
                                                ========

BCT Global Development Limited ("BCT Global") owns 25% of Natural Pharmatech China's subsidiary, BCT. Lianqin Qu, chairperson of our Board of Directors is the chairperson of BCT Global.

Yuming Li is the brother-in-law of the Company's chairperson.

Xiao Bo Sun is the Company's president.

These advances have no stated terms for repayment and are not interest bearing.

In May, the Company won a judgment of approximately $410,000 from the Chinese Court of Final Appeal related to litigation involving the transfer of drug technology to a research hospital. The Company's outside (PRC) counsel advised the Company's management in July 2006 that the Company would receive the money from the research hospital by the end of August 2006. However, the money was not received by August 2006.

In early November 2006, a three-way legal arrangement was entered into between the Company, the research hospital, and Mr. Yuqi Li, the spouse of the chairperson of our Company. In exchange for waiving a pre-existing debt between the research hospital and the spouse of our Company's chairperson, the spouse will undertake to pay the $410,000 judgment on behalf of the research hospital to our Company. According to the terms of the arrangement, the money will be paid by November 30, 2006.

As the Company has still determined the judgment has a high probability of being paid, the Company has made a full accrual for this revenue for the first nine months of 2006.

                             GLOBAL PHARMATECH INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

10. Major Loans

In July 2006, the Company lent approximately $500,000 to a potential distributor of the Company's products. The loan is for three months with repayment due in October 2006 at an annual interest rate of 6.24%. Although the loan agreement expressly states that the principal and interest were fully due by October 2006, as of the first week of November 2006 no part of the principal or interest had been paid. Although the short length of time since the maturity of the loan still gives the Company confidence in its eventual repayment, the Company will continue to closely monitor the loan.

Additionally during the second quarter of 2006, approximately $250,000 was advanced to a separate company based in Northeastern China. The loan was advanced with no interest or stated maturity. The Company will continue to closely monitor the repayment of this loan.

Both loans are recorded under "Other Current Assets" in the Balance Sheet.

11. Issuance of Common Stock

In April 2006, the Company entered into a common stock subscription agreement with a private, non-U.S. investor. The investor received 5,000,000 shares of Company common stock at a price of $1 per share. The net proceeds received, after investment and finders fees, were approximately $4,602,000. An 8-K was filed with the Securities and Exchange Commission to reflect this subscription agreement in May 2006.

12. Bad Debt Expense

The Company recorded a bad debt expense of approximately $23,000 for the nine months ended September 30, 2006 in connection with a related party loan to a senior employee in 2005. The loan was advanced to assist in paying for medical expenses incurred by the employee's family. The length of time since the loan was advanced has since cast doubt over the employee's ability to repay the debt, and the Company has accordingly made a provision for the full amount of the loan.

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page No.
                                                                        --------

    Report of Independent Registered Public Accounting Firm                F-2

    Consolidated Balance Sheet                                             F-3

    Consolidated Statements of Operations                                  F-4

    Consolidated Statement of Changes in Stockholders' Equity              F-5

    Consolidated Statements of Cash Flows                                  F-6

    Notes to Consolidated Financial Statements                             F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Global Pharmatech Inc.

We have audited the accompanying consolidated balance sheet of Global Pharmatech Inc. and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Pharmatech Inc. and Subsidiaries as of December 31, 2005 and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with United States generally accepted accounting principles.


                                 /s /Moore Stephens, P.C.
                                 -------------------------------
                                 Moore Stephens, P.C.
                                 Certified Public Accounts


New York, New York
January 26, 2006, except for Note 17,
as to which the date is March 24, 2006

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

CURRENT ASSETS
  Cash                                                             $    690,835
  Accounts Receivable, net                                            1,775,404
  Related Party Receivable                                              660,353
  Inventories                                                         1,114,158
  Other Current Assets                                                  995,958
  Prepaid Expenses                                                       42,847
                                                                   ------------
TOTAL CURRENT ASSETS                                                  5,279,555
                                                                   ------------

PROPERTY PLANT & EQUIPMENT, NET                                       6,277,282

LAND LEASE, NET                                                         453,140

INTANGIBLE ASSETS                                                       165,631
                                                                   ------------

TOTAL ASSETS                                                       $ 12,175,608
                                                                   ============

CURRENT LIABILITIES
  Current portion of long-term debt                                $     49,566
  Accounts payable and accrued expenses                                 553,810
  Related party payable                                                  69,166
  Advance from customers                                                 66,245
  Other payables and accruals                                           584,041
  Taxes payable                                                          34,239
  Other current liabilities                                              61,020
                                                                   ------------
TOTAL CURRENT LIABILITIES                                             1,418,087
                                                                   ------------

LONG TERM DEBT                                                        2,534,077

MINORITY INTEREST                                                       976,039

STOCKHOLDERS' EQUITY
  Preferred stock, par value .0001 per share
   5,000,000 shares authorized, no shares
   issued and outstanding
  Common Stock par value .0001 per share, 95,000,000 shares
   authorized, 18,247,935 issued and outstanding                          1,825
  Additional paid-in capital                                          6,749,800
  Appropriated Retained Earnings                                         20,642
  Unappropriated Retained Earnings                                      490,138
  Subscription receivable                                               (15,000)
                                                                   ------------
TOTAL STOCKHOLDERS' EQUITY                                            7,247,405

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 12,175,608
                                                                   ============

           See accompanying Notes to Consolidated Financial Statements

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2005 AND 2004

                                                  2005                 2004
                                              ------------         ------------

Sales                                         $  3,085,175         $  1,555,670
Cost of Sales                                    1,400,014              533,770
                                              ------------         ------------

Gross Profit                                     1,685,161            1,021,900
                                              ------------         ------------
Operating Expenses
  Advertising                                      173,828               17,802
  Research and Development                         508,405              507,578
  Selling Expenses                                  91,980               40,832
  General and Administrative                     1,290,053              886,528
                                              ------------         ------------
                                                 2,064,266            1,452,740
                                              ------------         ------------

(Loss) from Operations                            (379,105)            (430,840)
                                              ------------         ------------
Other Income (Expenses)
  Government Grants                                695,160              892,845
  Interest Expense                                (187,530)            (129,609)
                                              ------------         ------------
                                                   507,630              763,236
                                              ------------         ------------
Income before Income Taxes and
 Minority Interest                                 128,525              332,396
                                              ------------         ------------
Provision for Income Taxes
  Current                                            1,162               17,776
  Deferred                                               0                    0
                                              ------------         ------------

Income Before Minority Interest                    127,363              314,620

Minority Interest                                   73,332               (4,535)
                                              ------------         ------------

Net Income                                    $    200,695         $    310,085
                                              ============         ============

Earnings Per Common Share Basic and Diluted   $       0.01         $       0.02
                                              ============         ============

Weighted Average Common Shares Outstanding      17,658,543           17,118,752
                                              ============         ============

           See accompanying Notes to Consolidated Financial Statements

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2005 AND 2004

                                                          Common Stock
                                                    -------------------------            Paid-in        Comprehensive
                                                    Shares             Amount            Capital           Income
                                                    ------             ------            -------           ------
Balance at December 31, 2003                      34,156,195            3,416           1,046,450
Reverse 10:1 split                               (30,740,568)          (3,074)              3,074
Issuance of common stock in reverse merger        13,703,125            1,370           5,230,897
Accumulated deficit acquired in reverse merger                                         (1,072,521)
Reimbursed dividend paid in 2002
 through additional paid-in capital                                                       262,790
Net income                                                                                310,085
Earnings appropriated in accordance
 with Chinese law
                                                 -----------           ------           ---------          -------
Balance at December 31, 2004                      17,118,752            1,712           5,470,690          310,085
                                                 -----------           ------           ---------          -------
Common stock issued for cash                       1,114,183              111           1,264,110
Common stock issued, not paid for                     15,000                2              15,000
Stock subscription receivable
Net income for the period                                                                 200,695
                                                 -----------           ------           ---------          -------
Balance at December 31, 2005                      18,247,935            1,825           6,749,800          200,695
                                                 ===========           ======           =========          =======

                                                 Appropriated      Unappropriated         Stock
                                                   Retained           Retained         Subscription    Stockholders'
                                                   Earnings           Earnings          Receivable        Equity
                                                   --------           --------          ----------        ------
Balance at December 31, 2003                                        (1,072,521)             (22,655)
Reverse 10:1 split                                                                                0
Issuance of common stock in reverse merger                             392,866               73,441      5,698,574
Accumulated deficit acquired in reverse merger                       1,072,521                    0
Reimbursed dividend paid in 2002
 through additional paid-in capital                                   (262,790)                   0
Net income                                                             310,085              310,085
Earnings appropriated in accordance
 with Chinese law                                                     (392,866)             189,349       (203,517)
                                                 ----------           --------           ----------      ---------
Balance at December 31, 2004                                                  0             310,085      5,782,487
                                                 ----------           --------           ----------      ---------
Common stock issued for cash                                                              1,264,221
Common stock issued, not paid for                                                            15,002
Stock subscription receivable                                          (15,000)             (15,000)
Net income                                           20,642            180,053              200,695
                                                 ----------           --------           ----------      ---------
Balance at December 31, 2005                         20,642            490,138              (15,000)     7,247,405
                                                 ==========           ========           ==========      =========

           See accompanying Notes to Consolidated Financial Statements

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED
                                  DECEMBER 31,

                                                              2005                  2004
                                                          -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                              $   200,695           $   310,085
  Adjustments to reconcile net income to net
   cash used by operating activities
     Minority interest                                        (73,332)                4,535
     Depreciation                                             503,093               394,607
     Amortization of land lease and intangible assets          27,077                22,027
     Grant of fixed assets                                                         (567,187)
     Grant of land lease                                                            (60,139)

DECREASE (INCREASE) IN OPERATING ASSETS
  Accounts receivable                                      (1,114,427)             (154,496)
  Related party receivable                                   (581,302)              151,130
  Inventories                                                 (48,576)             (463,091)
  Other receivables                                          (409,389)              860,063
  Prepaid expenses                                             17,058                12,116

INCREASE (DECREASE) IN OPERATING LIABILITIES
  Accounts payable and accrued expenses                        26,645               341,002
  Related party advance                                      (244,108)              280,852
  Advance from customers                                      (48,257)               27,420
  Other payables and accruals                                 (91,164)               50,286
  Income taxes payable                                        (27,673)              (48,405)
  Other liabilities                                             3,331                 8,177
                                                          -----------           -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           (1,860,329)            1,168,982
                                                          -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets                                   (363,431)             (978,697)
  Purchase of intangible assets                               (17,896)
                                                          -----------           -----------

NET CASH (USED) BY INVESTING ACTIVITIES                      (381,327)             (978,697)
                                                          -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in short term borrowings                      (1,362,900)             (465,080)
  Net change in long term borrowing                         2,583,315
  Contributions from minority interest                        247,800               297,671
  Sales of common stock                                     1,264,110                   500
                                                          -----------           -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES            2,732,325              (166,909)
                                                          -----------           -----------
Effect of exchange rate changes on cash                         7,176                     0
NET INCREASE IN CASH                                      $   497,845           $    23,376

CASH AT BEGINNING OF YEAR                                 $   192,924           $   169,548
                                                          -----------           -----------
CASH AT END OF YEAR                                       $   690,769           $   192,924
                                                          ===========           ===========
Supplemental Data
Cash paid during the year for:
  Interest                                                $   187,530           $   129,609
                                                          ===========           ===========
  Income taxes                                            $   172,005           $    17,776
                                                          ===========           ===========

                See accompanying Notes to Consolidated Financial Statements

                     GLOBAL PHARMATECH, INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)

1. THE COMPANY

Global Pharmatech, Inc. ("Global" or the "Company") was incorporated in Delaware on June 26, 2001 under the name Autocarbon.com, Inc. After engaging, under prior management, in several businesses unrelated to its current one, on February 9, 2005, Global acquired Jilin Tian Yao Science and Technology Limited Company ("Natural Pharmatech China"), by acquiring Natural Pharmatech China's parent, Natural Pharmatech, Inc. ("Natural"), through the issuance to Natural's shareholders of 13,703,125 of its common shares for all of the outstanding common shares of Natural. Located in Changchun, China, Natural Pharmatech China is a Chinese limited liability company, organized on February 7, 2001, which, together with its subsidiaries, is principally engaged in the research and development of modernized traditional Chinese medicine and bio-pharmacy, the sale of this technology, and the manufacture and sale of Chinese medicine and vitamins throughout China. Natural was incorporated in the British Virgin Islands on February 2, 2004, and acquired Natural Pharmatech China on June 15, 2004 by issuing 43,800,000 of its common shares for all of the outstanding common shares of Natural Pharmatech China.

Under generally accepted accounting principles, these acquisitions are considered in substance to be capital transactions rather than business combinations. In each case, for accounting purposes, the acquired company is deemed to have issued its stock for the net monetary assets of the acquiring company. Each transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements are primarily those of Natural Pharmatech China.

In June 2005, Natural Pharmatech China, the Company's wholly owned subsidiary, acquired an 80% equity interest in a new company, Changchun Xiandai Technology Inc. ("XD").

On December 11, 2005 the Company sold its entire 51% interest in Jilin Mai Di Xing ("MDX"). Because the sale price of the Company's interest was the same as book value, there was no gain or loss on the transaction. MDX had been established in July 2003 and had focused on research and development and technique consulting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of Global and its majority-owned subsidiaries as of December 31, 2005; for the year then ended, the accounts include Natural and its majority-owned subsidiaries for the whole period and Global from February 9, 2005, the date of Global's acquisition of the subsidiaries. The comparative consolidated financial statements for the year ended December 31, 2004 are those of Natural Pharmatech China and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

B. USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include depreciation and allowance for doubtful accounts receivable. Actual results could differ from those estimates.

C. CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2005 the Company did not have any cash equivalents.

D. INVENTORY

Inventories are stated at the lower of cost or market. Substantially all inventory costs are determined using the first-in, first-out (FIFO) method.

E. PROPERTY AND EQUIPMENT, NET

Property and equipment is stated at cost. Depreciation and amortization is provided principally by use of the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized. The company uses a residual value when computing depreciation.

F. INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards (`SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

G. REVENUE RECOGNITION

Contract revenues earned from the transfer of technology (licensing arrangements) are recognized in accordance with contract terms. Such revenues were approximately $1,150,000 and $476,000 for the years ended December 31, 2005 and 2004, respectively.

Revenue derived from experiments, research and related ancillary services is recognized when the customer accepts the service. Such revenues were approximately $241,000 and $137,000 for the years ended December 31, 2005 and 2004, respectively.

Revenue from goods sold is recognized when title has passed to the purchaser, which generally is at the time of delivery. Such revenues were approximately $1,694,000 and $942,000 for the years ended December 31, 2005 and 2004, respectively.

Government grants are recognized as other income upon receipt. Such revenues were $695,160 and $892,000 for the years ended 2005 and 2004, respectively.

H. IMPAIRMENT

In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" the Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of an asset is impaired, an impairment loss would be recognized for the difference between the fair value of the asset and its carrying value.

I. FOREIGN CURRENCY TRANSLATION

The functional currency of Natural Pharmatech China and its subsidiaries is the Chinese Yuan (RMB) and their reporting currency is the US dollar. Natural Pharmatech China's consolidated balance sheet accounts are translated into US dollars at the period-end exchange rate and all revenue and expenses are translated into U.S. dollars at the average exchange rate prevailing during the period in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations affecting transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation gains and losses were immaterial for the years ended December 31, 2005 and 2004.

The Chinese government imposes significant exchange restrictions on fund transfers out of China that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

J. ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments. These transactions are deemed immaterial for the years presented

K. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts, related party and other receivables, accounts payable, other payables and accrued expenses and short term debt, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. For long-term debt, the carrying amount is assumed to approximate fair value based on the current rates at which the Company could borrow funds with similar remaining maturities.

L. ADVERTISING COSTS

Advertising costs are charged to operations when incurred. Advertising costs for each of the years ended December 31, 2005 and 2004 are approximately $173,800 and $17,800, respectively.

M. EARNINGS PER SHARE

Basic earnings per share is computed by dividing the earnings for the year by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period, if dilutive.

At December 31, 2005 and 2004, there were no common stock equivalents.

N. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. As of December 31, 2005, the allowance for doubtful accounts was $0.

O. APPROPRIATED RETAINED EARNINGS

In accordance with Chinese regulations, the Company's Chinese subsidiaries must appropriate 15% of their annual profits as computed under Chinese generally accepted accounting principles, which is reflected in the consolidated financial statements as appropriated retaining earnings and which, at December 31, 2005, had a $20,642 balance.

3. INVENTORY

Inventory is comprised of the following:

                                                     December 31, 2005
                                                     -----------------
     Raw materials                                      $  279,340
     Work in progress                                      654,955
     Finished goods                                        179,863
                                                        ----------

     Total                                              $1,114,158
                                                        ==========

4. OTHER CURRENT LIABILITIES

Other current liabilities consist of approximately $30,400 of salaries payable, $22,300 of benefits payable and $8,300 of deferred Chinese taxes.

5. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following:

                                                     December 31, 2005
                                                     -----------------
     Office equipment                                   $  153,567
     Machinery and Equipment                             1,879,256
     Furniture and Fixtures                                631,622
     Computer equipment                                     58,805
     Vehicles                                               43,804
     Buildings and improvements                          2,235,909
     Buildings pledged as security to creditor           2,708,167
     TOTAL AT COST                                       7,711,130
                                                        ----------
     ACCUMULATED DEPRECIATION AND AMORTIZATION           1,433,848
                                                        ----------

     NET                                                $6,277,282
                                                        ==========

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was approximately $503,000 and $392,000, respectively.

Depreciation and amortization expenses included in research and development, and general and administrative expenses were approximately $410,000 and $93,000, respectively, for 2005. For 2004, such expenses were approximately $326,000, and $66,000, respectively.

6. INCOME TAXES

The deferred tax liability as of December 31, 2005 is immaterial and is included with other liabilities.

A reconciliation between taxes computed at the statutory rate of 15% and the Company's effective tax rate is as follows:

                                                      2005             2004
                                                    --------         --------
     Income tax on pretax income
      at statutory rate                             $ 30,020         $ 49,900
     Effect of  income tax exemption                $(28,858)        $(32,124)
     Effect of subsidiary losses not
      consolidated for income tax purposes
     Income tax at effective rate                   $  1,162         $ 17,776

As at December 31, 2005 and 2004, the Company had accumulated net operating loss carryforwards for United States federal tax purposes of $1,033,000 that are available to offset future taxable income. Realization of the net operating loss carryforwards is dependent upon future profitable operations. In addition, the carryforwards may be limited upon a change of control in accordance with Internal Revenue Code Section 382, as amended. Accordingly, management has recorded a valuation allowance to reduce deferred tax asset of approximately $361,000 associated with the net operating loss carryforwards to zero at December 31, 2005.

Additionally, as of December 31, 2005 and 2004, the Company had accumulated net operating loss carryforwards for Chinese tax purposes of approximately $447,000 and $118,500, respectively. Realization of the Chinese tax net operating loss carryforwards is dependent on future profitable operations, as well as a maximum five-year carryforward period. Accordingly, management has recorded a valuation allowance to reduce the deferred tax associated with the net operating loss carryforwards to zero at December 31, 2005. These tax losses yield deferred tax assets of approximately $67,000 and $18,000, respectively, as of December 31, 2005 and 2004. Valuation allowance of an equal amount has been recorded as of December 31, 2005.The valuation allowance has increased approximately $49,000 from 2004 to 2005.

The Company and each of its subsidiaries file separate income tax returns. Natural Pharmatech China qualifies as a "high-technology foreign joint venture" which entitles it to an exemption from PRC income tax for two years beginning with its first profitable year. Since its first profitable year was 2005, Natural Pharmatech China is entitled to an exemption from PRC tax for the years 2005 and 2006. Because Natural Pharmatech China qualifies as a "high-technology joint venture" and is located in an economic development zone, it is entitled to a reduced tax rate of 10% for the three years beginning in 2007 through 2009. Thereafter, it will be taxed at the standard income tax rate of 15%.

Jilin BCT Pharmacy Company, Ltd ("BCT") is a "wholly-owned foreign venture" which entitles it to an exemption from PRC income tax for two years beginning with its first profitable year. After these two years, it is entitled to a reduced income tax rate of 10% for three additional years. After these three years, it will be taxed at the standard income tax rate for a "wholly-owned foreign venture" of 15%.

Jilin Tian Yao Drug Safety Evaluation Co., Ltd ("JDE") is a "high technology joint venture" and is exempt from income taxes for two years beginning with its first profitable year. It is thereafter taxed at a standard income tax rate of 15%.

XD is considered a "high technology joint venture" and so is entitled to full exemptions from income tax for two years, beginning with its first profitable year. Thereafter, it is assessed at the standard income tax rate for joint ventures of 15%.

Natural Pharmatech China's other Chinese subsidiary, Jilin Yi Cao Tang Pharmacy Co., Ltd. ("YCT"), is not a foreign joint venture and so is assessed at the ordinary tax rate for Chinese companies at 33%.

The Company is also subject to value added tax (VAT), business tax and surtax totaling 5.5 percent of gross sales.

7. CONCENTRATIONS AND CREDIT RISK

The Company operates principally in China and grants credit to customers located there. Although China is considered economically stable, it is possible that unanticipated events there or in foreign countries could disrupt the Company's operations.

At December 31, 2005, the Company has a credit risk exposure of uninsured cash in banks of approximately $690,800. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

For the year ended December 31, 2005, three customers accounted for $ 854,701 (28%), $277,045 (9%) and $275,799 (9%) of total sales, respectively. For 2004, three customers accounted for $513,000 (31%), $338,000 (20%) and $175,000 (11%)
of total sales, respectively.

8. LONG-TERM DEBT

The Company had two long-term loans from two separate financial institutions totaling approximately $2,583,600 at December 31, 2005. The weighted average interest rate of these loans at December 31, 2005 was approximately 6.18 percent. One loan, secured by Natural Pharmatech China's office building, is for approximately $2,230,500 and matures in one lump sum payment on November 15, 2008. The other loan is for approximately $353,200. Total annual principal payments on both loans for the years ending December 31 are as follows:

                   Amounts Due
                   -----------
      2006          $   49,566
      2007              68,154
      2008           2,323,420
      2009             142,503
                    ----------
     Total          $2,583,643
                    ==========

Interest expense and related service charges were $187,530 and $129,609 for the years ended December 31, 2005 and 2004, respectively.

9. RELATED PARTY TRANSACTIONS

As of December 31, 2005, the Company has the following amounts due from and to related parties:

     ADVANCES DUE FROM RELATED PARTIES
       BCT Global Development Limited           $ 18,277
       Dong Yuan Investment (HK) Limited         598,848
     STOCKHOLDERS
       Wang Ben Ji                                37,206
       Min Yun Peng                                6,022
                                                --------
     TOTAL                                      $660,353
                                                ========
     ADVANCES DUE TO RELATED PARTIES
       BCT Global Development Limited           $ 29,946

     STOCKHOLDERS
       Donghai Zhang                            $ 39,220
                                                --------

     TOTAL                                      $ 69,166
                                                ========

These balances have no stated terms for repayment and are not interest bearing.

Dong Yuan Investment (HK) Limited ("DYI") is a British Virgin Island company. Lianqin Qu, Chair of the Company's Board of Directors, is the chairperson of both DYI and Natural Pharmatech China, and majority shareholder of DYI. DYI does not hold any shares of Natural Pharmatech China; neither does Natural Pharmatech China hold any shares of DYI.

BCT Global Development Limited ("BCT Global") owns 25% of Natural Pharmatech China's subsidiary BCT. Lianqin Qu is the chairperson of BCT Global.

Donghai Zhang is employed by Natural Pharmatech China, and owns more than 5% of the Company's issued shares.

10. MINORITY INTEREST

In March 2004 and May 2004, respectively, Natural Pharmatech China terminated its investments in Hainan Gong An Detoxification and Rehabilitation Center ("HGAR") and Hainan Gong An Health-care Products Co., Ltd. ("HGA"), each effective as of January 1, 2004. These terminations resulted in a decrease in minority interest of approximately $162,000.

11. UNREGISTERED SALES OF EQUITY SECURITIES

During the year, the company issued 1,129,183 shares for aggregate net proceeds of $1,264,110. These share have not been and will not be registered under the Securities Act of 1933, and, if in the future a shareholder decides to offer, resell, pledge or otherwise transfer any of these shares, they may be offered, resold, pledged or otherwise transferred only (a) pursuant to an effective registration statement filed under the Securities Act, (b) to non-U.S. persons in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (c) pursuant to the resale limitations of, and otherwise in compliance with, Rule 905 of Regulation S under the Securities Act, or (d) pursuant to an exemption from registration under the Securities Act provided by Rule 144. The net proceeds from this issuance are being used for working capital and general corporate purposes.

12. DISPOSITION OF SUBSIDIARY

On December 11, 2005, the Company sold its interest in MDX for approximately $63,000, the same amount as its book value.

13. INTANGIBLE ASSETS

The Company's intangible assets of approximately $212,600 consist primarily of purchased technology of $130,000 and self-developed patents of $82,600. No patent has any significant residual value. Each patent has an estimated useful life of twenty years but the legal rights are limited to ten years by the Chinese government, therefore, the company uses ten years as its amortization period. Amortization expense was approximately $18,300 and $13,400 for 2005 and 2004, respectively.

At December 31, 2005 the accumulated amortization was approximately $35,800 and $11,200 for the purchased technology and self-developed patents, respectively. Amortization for each of the next five years is estimated to be $18,300 each year.

14. EMPLOYEE BENEFITS

The Company is required by statutory Chinese employment laws to fund certain government sponsored employee benefits. The expense incurred by the Company for the years ended December 31, 2005 and 2004 was approximately $32,000 and $16,400, respectively.

15. INVESTMENT IN LAND LEASE

As of December 31, 2005 the Company had a parcel of land leased from the Chinese government. The term of the lease is fifty years. The consideration under the agreement amounts to approximately $498,100. The Company classifies the leases as operating and therefore amortizes the cost using the straight-line method over the life of the lease. Rent expense was approximately $8,650 for the year ended December 31, 2005 and $8,600 for the year ended December 31, 2004. Accumulated amortization at December 31, 2005 was approximately $45,000. The estimated amount of amortization expense for each of the five succeeding fiscal years is $8,650 annually.

16. NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment, an Amendment of SFAS No. 123." SFAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123R is effective for the Group for the year ending December 31, 2006. The adoption of SFAS No. 123R is expected to have no material impact on the Group's consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29. SFAS No. 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 is effective for the year ending December 31, 2006. The adoption of SFAS No. 153 is expected to have no material impact on the Group's consolidated financial statements.

17. SUBSEQUENT EVENTS

In March 2006, the Company entered into an agreement with one of its major customers in 2005 to transfer real property to the Company to settle an account receivable as of December 31, 2005 of approximately $619,500.

According to an independent valuation completed on the building in March 2006, the appraised value of the building exceeds the receivable owed to the Company by the customer.

Additionally, in January 2006, the Company advanced a short-term loan of approximately $124,000 to an unrelated third party.

                        1,000,000 SHARES OF COMMON STOCK

                             GLOBAL PHARMATECH, INC.

                                   PROSPECTUS

                                 JANUARY , 2007


                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until  March  27,  2007 (90 days  after the date of this  prospectus),  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, directors of the registrant shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company is also subject to Section 145 of the Delaware General Corporation Law, set forth below.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.

     "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     "(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     "(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     "(h) For purposes of this section, references to (the corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     "(i) For purposes of this section, references to (other enterprises) shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

     SEC Registration Fee                  $    83
     Printing Expenses                     $ 2,000
     Legal Fees and Expenses               $50,000
     Accounting Fees and Expenses          $10,250
                                           -------
     Total                                 $62,333
                                           =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On February 20, 2004, as reported in its Form 8-K filed with the SEC on July 13, 2004, the Company authorized the issuance of 31,295,000 shares of its common stock to the shareholders of New Concepts Nutraceuticals, Inc. in exchange for all of the issued and outstanding common shares of New Concepts. The offering was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

     On January 24, 2005, the Company entered into a Share Purchase Agreement with Natural Pharmatech, Inc. and Natural Pharmatech's stockholders, providing for the acquisition by the Company of all of Natural Pharmatech's issued and outstanding capital stock in exchange for a total of 13,703,125 shares of its common stock. The offering was made pursuant to Regulation S under the Securities Act; resales of these securities are being registered under this registration statement.

     On March 14, 2005, the Company entered into subscription agreements with ten non-U.S. persons pursuant to which the Company issued 279,183 shares of common stock for gross proceeds of US$368,025. The offering was made pursuant to Regulation S under the Securities Act; resales of these securities are being registered under this registration statement.

     On August 18, 2005, the Company entered into a subscription agreement with a non-U.S. entity pursuant to which the Company issued 800,000 shares of common stock for gross proceeds of $960,000. The offering was made pursuant to Regulation S under the Securities Act; resales of these securities are being registered under this registration statement.

     On April 28, 2006, the Company entered into a subscription agreement with a non-U.S. person pursuant to which the Company issued 5,000,000 shares of common stock for gross proceeds of US$5,000,000. The offering was made pursuant to Regulation S under the Securities Act; resales of 1,000,000 shares of these securities are being registered under this registration statement.

ITEM 27. EXHIBITS

     3(i) Certificate of incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form SB-2 filed with the SEC on August 17, 2001.

     3(ii) By-laws of the registrant. Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form SB-2 filed with the SEC on August 17, 2001.

     5 Opinion of Loeb & Loeb LLP.*

     10.1 Share Purchase Agreement, dated as of January 24, 2005, by and among Autocarbon, Inc., Natural Pharmatech, Inc. and the shareholders of Natural Pharmatech, Inc. Incorporated by reference to Exhibit 4.1 to the Company's Form 8-K filed with the SEC on January 28, 2005.

     10.2 Executive Employment Agreement dated February 8, 2005 with Xiaobo Sun. Incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on February 15, 2005.

     10.3 Executive Services Agreement dated February 8, 2005 with Lianqin Qu. Incorporated by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on February 15, 2005.

     10.4 Director and Chief Technology Officer service contract dated February 14, 2005 with Tom Du. Incorporated by reference to Exhibit 10.6 to the Company's Form 8-K filed with the SEC on February 15, 2005.

     10.5 Chief Financial Officer service contract dated January 1, 2006 with Joseph J. Levinson. Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 5, 2006.

     10.6 Executive Employment Agreement dated February 8, 2005 with Zhuojun Li. Incorporated by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on February 15, 2005.

     10.7 Director Service Contract by and between the Company and Mr. Zhengyou Zhang, dated October 9, 2006. Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on October 11, 2006.

     10.8 Director and Chief Financial Officer Service Contract by and between the Company and Mr. Joseph J. Levinson, dated October 9, 2006. Incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on October 11, 2006.

     16.1 Letter of Russell Brennan, dated February 11, 2005. Incorporated by reference to Exhibit 16.1 to the Company's Form 8-K filed with the SEC on February 28, 2005.

     16.2 Letter of Aaron Stein, dated April 25, 2005. Incorporated by reference to Exhibit 16.1 to the Company's Form 8-K dated April 20, 2005, filed with the SEC on April 25, 2005.

     21 Subsidiaries of the registrant. Incorporated by reference to Exhibit 21 to the Company's Registration Statement on Form SB-2 (File No. 333-131-039).

     23.1 Consent of Moore Stephens, P.C.*.

     23.2 Consent of Loeb & Loeb LLP (included in Exhibit 5).*

     24.1 Power of Attorney (following the signature page hereto).

-------------
* Filed herewith.

ITEM 28. UNDERTAKINGS.

     Undertaking Required by Item 512 of Regulation S-B.

     (a)  The undersigned registrant will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii)  Reflect  in the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

               (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Changchun, People's Republic of China, on January 9, 2007.

                                           GLOBAL PHARMATECH, INC.


                                           By:      /s/ Lianqin Qu
                                              ----------------------------------
                                           Name:  Lianqin Qu
                                           Title: Chief Executive Officer and
                                                  President

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Date: January 9, 2007                     /s/ Lianqin Qu
                                          --------------------------------------
                                          Lianqin Qu
                                          Director, Principal Executive Officer
                                          and Chair of the Board


Date: January 9, 2007                     /s/ Tom Du
                                          --------------------------------------
                                          Tom Du
                                          Director


Date: January 9, 2007                     /s/ Joseph J. Levinson
                                          --------------------------------------
                                          Joseph J. Levinson
                                          Director, Principal Financial and
                                          Accounting Officer


Date: January 9, 2007                     /s/ Zhenyou Zhang
                                          --------------------------------------
                                          Zhenyou Zhang
                                          Director

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lianqin Qu and Joseph J. Levinson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

         Name                            Title                         Date
         ----                            -----                         ----


/s/ Lianqin Qu                Principal Executive Officer,       January 9, 2007
--------------------------    Director and Chair of the Board
Lianqin Qu


/s/ Joseph J. Levinson        Principal Financial,               January 9, 2007
--------------------------    Principal Accounting Officer
Joseph J. Levinson            (Controller) and Director


/s/ Zhenyou Zhang             Director                           January 9, 2007
--------------------------
Zhenyou Zhang